    EXHIBIT 10.1

ASSET PURCHASE AND CONTRIBUTION AGREEMENT
by and among
Priority DMS, LLC, as Buyer,
DMSJV, LLC, as Seller,
Amberly Allen and Laura Sherman, as Principals, and
solely for the purpose of Section 1.1, Priority Payment Systems, LLC, as Parent

TABLE OF CONTENTS

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2

ASSET PURCHASE AND CONTRIBUTION AGREEMENT
This Asset Purchase and Contribution Agreement (this “Agreement”) is entered into as of September ____, 2025, by and among Priority DMS, LLC, a Delaware limited liability company (“Buyer”), on the one hand, and DMSJV, LLC, a Texas limited liability company (“Seller”), Amberly Allen, a resident of the State of Texas (“Allen”), and Laura Sherman, a resident of the State of Texas (“Sherman” and, together with Allen, the “Principals” and the Principals, together with Seller, the “Seller Parties”), on the other hand, and, solely for the purpose of Section 1.1, Priority Payment Systems, LLC, a Georgia limited liability Company (“Parent”). Buyer and Seller Parties are referred to herein collectively as the “Parties”.
WHEREAS, Seller is engaged in the business of, among other things, (a) marketing and selling to merchants (including dealership associations and their members) card processing and ACH processing services provided by various payment processors (collectively, the “Processors”), and (b) providing certain other services to merchants (including dealership associations and their members), including POS systems, payment gateways, payment processing, and payment authorization, clearing, and settlement for credit, debit, and ACH transactions (the “Ancillary Services” and, together with all activities of, and business engaged in by, Seller and its Affiliates, the “Business”);
WHEREAS, Buyer and Seller Parties desire to enter into this Agreement and the other Transaction Documents pursuant to which (a) Parent will contribute the Base Contribution Amount to Buyer in exchange for the conversion of Parent’s limited liability company interest in Buyer into 76,666 and 2/3 Class A Units (as defined in the A&R LLC Agreement) of Buyer (the “Class A Units”), and (b) Seller will contribute the Contributed Assets to Buyer in exchange for (i) the Closing Payment, which Seller will distribute to the Principals in accordance with their Ownership Percentages, and (ii) 23,333 and 1/3 Class B Units (as defined in the A&R LLC Agreement) of Buyer (the “Class B Units”) (collectively, the “Contribution and Exchange”);
WHEREAS, the Parties intend that the Contribution and Exchange be part of an integrated transaction with the contemporaneous execution of the Subscription Agreements such that the Contribution and Exchange will qualify as an exchange described in Section 721 of the Code;
WHEREAS, Principals, collectively, own all of the issued and outstanding equity interests of Seller and, as a result, will derive substantial benefit from the Transactions; and
WHEREAS, in anticipation of Closing, Seller and Priority Technology Holdings, Inc., an Affiliate of the Parent (“PTH”), have entered into that certain Agreement for Processing Services dated September 8, 2025 (the “PTH Processing Agreement”), pursuant to which Seller will market the card processing and ACH processing services of PTH to certain dealership associations and their members, with the intent that revenue received by PTH under the PTH Processing Agreement will be included in the calculation of Gross Profit to determine the satisfaction of performance targets for the payment of Earnout Payments in accordance with this Agreement.
NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements, and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

Article 1
CONTRIBUTION AND EXCHANGE
Section 1.1Cash Contribution. At or prior to the Closing, Parent shall contribute to Buyer, and Buyer shall accept from Parent, an amount in cash equal to $35,000,000.00 (the “Base Contribution Amount”) as further provided in the Parent Subscription Agreement. In exchange for the Base Contribution Amount, Buyer shall issue the Class A Units to Buyer in accordance with the terms of the Parent Subscription Agreement.
Section 1.2Asset Contribution. Subject to the terms and conditions of this Agreement, including as otherwise specifically provided in this Article 1, Seller shall contribute, transfer, and assign to Buyer, and Buyer shall accept and assume, all right, title, and interest of Seller in and to the Contributed Assets, free and clear of all Liens (other than Permitted Liens), and the Contributed Liabilities. In exchange for the Contributed Assets and Contributed Liabilities, Buyer shall (a) pay to Seller an amount equal to the Closing Payment, subject to adjustment as provided in this Article 1, and (b) issue the Class B Units to Seller in accordance with the Seller Subscription Agreement.
Section 1.3Contributed Assets. The “Contributed Assets” consist of all of the assets, properties, claims, Contracts, rights, and goodwill of Seller (of every kind, nature, character, and description, whether real, personal or mixed, tangible or intangible, accrued, contingent, or otherwise, wherever situated) used in connection with the Business as of the Closing (or, as noted below, the Effective Time), other than the Excluded Assets, including:
(a)the Revenue Agreements, including all residual payments, residual payment rights, earned residuals, future residuals, direct revenue, instruments, and documents related to or arising from the Revenue Agreements and attributable to transactions having an acquirer’s processing date as specified in the Visa rules, or a comparable date with respect to any other card association, which for the sake of clarity means the date on which the transaction was processed (each a “Processing Date”), on and after the Effective Time, in each case net of all recurring fees and expenses to Buyer related to such payments or rights to payments thereunder (the “Residuals”), whether now existing or hereafter arising, which Revenue Agreements are set forth on Section 1.3(a) to the Seller Disclosure Letter and represent Seller’s entire portfolio of merchants (the “Portfolio”) related to or arising from the operation of the Business and accruing on or after the Effective Time;
(b)all customer or Merchant reserves and reserve accounts relating to the Revenue Agreements (the “Merchant Reserves”);
(c) (i) all inventory, accounts receivable, and other receivables arising from the operation of the Business and accruing on and after the Effective Time; (ii) all equipment, furniture, fixtures, office furnishings, and supplies, computer hardware, computer software (owned by or licensed to Seller), computer software programs and software systems, including all databases, compilations, tool sets, compilers, modules, libraries, files, or other components, higher level of “proprietary” languages, source code, object code, and related data, records, documentation, specifications, manuals, user guides, and related documentation (such items collectively referred to as “Software”); and (iii) all telephones, telephone numbers, e-mail addresses, and other property used in, or related to, the operation of the Business (excluding any such items specifically identified in Section 1.4(f) as an Excluded Asset);
(d)the service Contracts with respect to equipment and other ancillary Contracts generating revenue for the Business or relating to the operation of the Business or the Contributed Assets (with such revenue attributable to transactions occurring on and after the Effective Time), each of which is set forth on Section 1.3(d) to the Seller Disclosure Letter (the “Ancillary Contracts”);
(e)the documents, files, books, lists, records, and correspondence, whether written or electronically stored, or copies thereof, relating to the Contributed Assets or the operation of the Business, provided that Seller may retain a copy of any such documents to the extent necessary to comply with applicable Laws and Rules;

(f)to the extent assignable or otherwise transferable, all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities, and similar rights in favor of the Business (specifically excluding all guarantees, warranties, representations, covenants, indemnities, and similar rights made by Buyer in favor of Seller under this Agreement);
(g)the PTH Processing Agreement;
(h)certain other Contracts relating to the Business as set forth on Section 1.3(g) to the Seller Disclosure Letter (together with the Revenue Agreements, Ancillary Contracts and Subagent Contracts, the “Contributed Contracts”);
(i)all other tangible and intangible assets, properties, and rights of any kind or description, wherever located, that are used or held for use in connection with the Business, including all Intellectual Property listed on Section 1.3(i) to the Seller Disclosure Letter;
(j)all lists of Merchants (actual and prospective), customers (actual and prospective), vendors, and service providers, all applications and other documents submitted by any of the foregoing, and all draft agreements and other documents being negotiated with any of the foregoing as of the Closing, whether written or electronically stored, or copies thereof, relating to the Contributed Assets or the operation of the Business;
(k)all formulae, algorithms, work product of research and development, technical data, technical or business specifications, business processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), works of authorship and other similar materials, and all tangible embodiments of the foregoing, in any form whether or not specifically listed herein relating to the Business;
(l)the Ancillary Services Fees owed to Seller, whether now existing or hereafter arising, related to, or arising from the operation of the Business and accruing on or after the Effective Time;
(m)the trademarks, trade names, and service marks set forth in Section 1.3(m) to the Seller Disclosure Letter;
(n)all causes of action, lawsuits, judgments, claims, and demands of any nature available to or being pursued by Seller to the extent related to the Contributed Assets, whether arising by way of counterclaim or otherwise;
(o)to the extent assignable or otherwise transferable, all licenses, permits, certificates, and other authorizations and approvals related to the Contributed Assets or the Business and issued by or obtained from a Governmental Authority, self-regulatory organization, or otherwise;
(p)all rights of Seller under nondisclosure or confidentiality, non-competition, or non-solicitation Contracts with current and former employees (including those included in any employment Contract with Seller), consultants, and agents of Seller or with third parties, in each case, to the extent relating to the Business or the Contributed Assets (or any portion thereof);
(q)all rights and obligations of Seller under all Leases; and
(r)all goodwill and going concern value of Seller relating to the Business.
Section 1.4Excluded Assets. Subject to the terms of this Agreement, Seller will retain and shall not contribute, transfer, or assign to Buyer, and Buyer will not accept or assume, any asset of Seller specifically set forth below in this Section 1.4 (collectively, the “Excluded Assets”):
(a)Seller’s organizational documents, equity grant agreements (including that certain Equity Equivalent Award, dated effective September 6, 2022, by Seller and Jenine Loving-Drake

(the “Loving-Drake Award Agreement”), qualifications to conduct business, taxpayer and other identification numbers, seals, minute books, stock transfer books, financial records, and other records relating to the corporate organization of Seller;
(b)all cash and cash equivalents, other than the Merchant Reserves, on hand in Seller’s bank accounts as of the Closing;
(c)all insurance policies owned by or maintained for the benefit of Seller or any Principal;
(d)all Benefit Plans and assets related thereto;
(e)except for Subagent Contracts, all employment Contracts to which Seller is a party;
(f)those assets specifically set forth on Section 1.4(f) to the Seller Disclosure Letter;
(g)all rights and obligations of Seller under this Agreement and the Seller Transaction Documents; and
(h)all Residuals and Ancillary Services Fees related to or arising from the operation of the Business and attributable to transactions having a Processing Date prior to the Effective Time.
Section 1.5Contributed Liabilities. At the Closing, Seller will contribute and assign to Buyer, and Buyer will assume from Seller, only those Liabilities of Seller (a) under the Contributed Contracts (other than Revenue Agreements) solely to the extent first arising after the Closing, and (b) under the Revenue Agreements solely to the extent first arising after the Effective Time, in each case, so long as such Liabilities do not arise from the failure to perform, improper performance, or other breach, default, or violation by any Seller Party under any such Contributed Contract on or prior to the Closing (collectively, the “Contributed Liabilities”).
Section 1.6Excluded Liabilities. Other than the Contributed Liabilities, Buyer will not assume any Liabilities of any Seller Party or their respective Affiliates (collectively, the “Excluded Liabilities”) whether under this Agreement or any other Transaction Document. The Excluded Liabilities will remain the sole responsibility of and will be retained, paid, performed, and discharged solely by Seller. Without limiting the foregoing, the Excluded Liabilities include all of the following:
(a)any Liability of any Seller Party for or relating to Indebtedness;
(b)any Liability of any Seller Party for (i) Taxes for or relating to the Business, the Contributed Assets, or the Contributed Liabilities, in each case, for any taxable period ending on or prior to the Closing Date and (ii) any other Taxes of any Seller Party (other than Taxes allocated to Buyer under Section 6.6) for any taxable period;
(c)any Liability of any Seller Party arising as a result of or out of any claim, legal, or equitable Proceeding pertaining to or relating in any way to the Business or the Contributed Assets occurring on or before the Closing;
(d)any Liability of any Seller Party incurred in connection with the making or performance of this Agreement or any other Transaction Document or the consummation of the Transaction, including any broker’s fees and legal fees;
(e)any Liability of any Seller Party arising out of or resulting non-compliance with any Law or Order;
(f)any Liability of any Seller Party that, together with any Seller Party, would be deemed a “single employer” within the meaning of Section 414 of the Code (an “ERISA Affiliate”)

arising out of any Benefit Plan or any Liability with respect to any such plan of Seller or the termination of any such plan;
(g)any Liability of any Seller Party to pay wages, commissions, including any unpaid Residuals-related commissions, bonuses, severance, vacation pay, or any other amounts (e.g., management fees) due as a result of or arising from a change of control or asset sale involving such Seller Party (or any of its Affiliates), any termination of employment or any employment agreement as a result of, or in connection with, the Closing of the Transactions;
(h)any Liability related to or arising from the Excluded Assets, including any Liability pursuant to the Loving-Drake Award Agreement;
(i)any Liability with respect to Required Taxes; and
(j)any other Liability not identified as a Contributed Liability.
Article 2
PURCHASE PRICE
Section 2.1Purchase Price. Subject to the terms and conditions hereof, in reliance upon the representations, warranties and covenants of Seller Parties set forth herein, and as consideration for the contribution, transfer, and assignment of the Contributed Assets and Contributed Liabilities, Buyer shall pay to Seller a total purchase price (the “Purchase Price”) consisting of (a) the Base Contribution Amount (subject to the deductions set forth in Section 2.2), (b) the Class B Units, and (c) the Earnout Payments payable (if earned) in accordance with Section 2.3.
Section 2.2Closing Payments. At the Closing, and subject to the conditions set forth in this Agreement, the Base Contribution Amount shall be paid as follows:
(a)Buyer shall pay all Outstanding Transaction Expenses on behalf of Seller Parties;
(b)Buyer shall pay all Closing Indebtedness on behalf of Seller, with such payment being made to the holders of such Indebtedness pursuant to payoff letters in form and substance acceptable to Buyer (“Payoff Letters”);
(c)Buyer shall deposit the Escrow Amount with the Escrow Agent into the Escrow Account as provided in Section 2.5;
(d)Buyer shall holdback and retain an amount equal to the Transaction Bonus Pool; and
(e)Buyer shall pay to Seller, by wire transfer of immediately available funds to such account or accounts designated in writing by Seller, an amount equal to the sum of (i) the Base Contribution Amount, minus (ii) Outstanding Transaction Expenses, minus (iii) the Closing Indebtedness, minus (iv) the Escrow Amount (such amount, the “Closing Payment”).
Section 2.3Earnout Payments. In addition to the Closing Payment, Seller will be eligible to receive additional payments of up to $22,500,000.00 in the aggregate (the “Earnout Cap”) upon achieving the performance targets described below (each such payment, an “Earnout Payment”):
(a)If, at any point during the period beginning on the Closing Date and ending 48 months thereafter (the “Initial Earnout Period”), cumulative Gross Profit reaches $15,400,000.00 (the “Gross Profit Threshold”), Buyer shall pay to Seller an amount equal to 50% of the Gross Profit Threshold (the “Initial Earnout Payment”). Buyer shall pay such Initial Earnout Payment to Seller, by wire transfer of immediately available funds to such account or accounts designated in writing by Seller, no later than 15 days after the final determination that such Initial Earnout Payment is due and payable to Seller pursuant to Section 2.3(d) or Section 2.3(e), as applicable. For avoidance of doubt, if cumulative

Gross Profit does not equal the Gross Profit Threshold during the Initial Earnout Period, then Buyer will not be obligated to pay to Seller any Earnout Payment (including the Initial Earnout Payment) under this Section 2.3 and all of Buyer’s obligations under this Section 2.3 will terminate in full.
(b)If, and only if, the Initial Earnout Payment becomes due and payable under Section 2.3(a), then, for the six calendar quarters immediately thereafter (but no later than 48 months after the Closing Date), or until such date as Buyer pays to Seller an aggregate amount of Earnout Payments (including the Initial Earnout Payment) equal to the Earnout Cap, whichever is earlier (the “Second Earnout Period” and, together with the Initial Earnout Period, the “Earnout Period”), Buyer shall pay to Seller an amount equal to 50% of the Gross Profit generated during each applicable quarter of the Second Earnout Period. Buyer shall pay each such Earnout Payment no later than 15 days after the final determination that such Earnout Payment is due and payable to Seller pursuant to Section 2.3(d) or Section 2.3(e), as applicable, in each case, by wire transfer of immediately available funds to the account designated by Seller in writing. As used in this Agreement, “Gross Profit” means gross profit determined in accordance with the methodology and principles set forth on Annex A and, for avoidance of doubt, will include Gross Profit (determined in accordance with the methodology and principles set forth on Annex A) arising under the PTH Processing Agreement.
(c)For example, if cumulative Gross Profit reaches the Gross Profit Threshold the first time during the quarter ending June 30, 2026, Seller will receive the Initial Earnout Payment in an amount of $7,700,000.00 (i.e., 50% of the Gross Profit Threshold) and, thereafter, Seller will receive additional Earnout Payments equal to 50% of Gross Profit during the Second Earnout Period (i.e., the period ending on the earlier of (i) the quarter ending December 31, 2027 or (ii) such time as all of the Earnout Payments received by Seller (including the Initial Earnout Payment) equals the Earnout Cap). For avoidance of doubt, in no event will the aggregate amount of the Earnout Payments (including the Initial Earnout Payment or any payments pursuant to Section 2.3(h)) payable hereunder exceed the Earnout Cap.
(d)No later than 30 days following (i) the end of each month during the Initial Earnout Period, and (ii) the end of each quarter during the Second Earnout Period, as applicable, Buyer shall deliver to Seller a statement setting forth Buyer’s good faith calculation of Gross Profit for the applicable month or quarter, together with reasonable details for the calculation of any Earnout Payment earned by Seller as a result thereof (such notification, an “Earnout Statement”). For a period of 30 days following the receipt of such notice (the “Confirmation Period”), Seller may confirm in writing to Buyer that the Earnout Statement is correct (the “Written Confirmation”), request reasonable additional information to confirm Buyer’s calculation of the Earnout Payment as set forth in the applicable Earnout Statement, or dispute Buyer’s calculation of the Earnout Payment as set forth in the applicable Earnout Statement (the “Dispute Notice”). If no written communication is received from Seller within the applicable Confirmation Period, Buyer’s calculation of the Earnout Payment for the applicable quarter as set forth in the Earnout Statement shall be deemed confirmed and accepted by Seller and shall be final, binding, and conclusive on all Parties for all purposes hereunder upon which a judgment may be rendered by a court of competent jurisdiction.
(e)If Seller delivers a Dispute Notice prior to the end of any Confirmation Period, then Buyer and Seller shall negotiate in good faith to resolve such disputes for 15 days following Buyer’s receipt of such Dispute Notice. Any such objections that Buyer and Seller are unable to resolve during such 15-day period is referred to in this Agreement as a “Dispute.” After such 15-day period, any matter set forth in the applicable Earnout Statement that is not a Dispute will be final, binding, and conclusive on all Parties for all purposes hereunder upon which a judgment may be rendered by a court of competent jurisdiction. If Buyer and Seller are unable to resolve all Disputes during such 15-day period, then any remaining Disputes, and only such Disputes, will be resolved by a nationally recognized accounting firm mutually agreed upon by Buyer and Seller (the “Accounting Firm”). The Accounting Firm will be instructed to resolve any Disputes in accordance with the terms of this Agreement (including the Earnout Methodology) within 30 days after its appointment. The resolution of such Disputes by the Accounting Firm (i) must be set forth in writing and within the range of dispute between Buyer and Seller, (ii) will constitute an arbitral award, and (iii) absent manifest error, will be final, binding, and conclusive on all the Parties for all purposes hereunder upon which a judgment may be rendered by a court of competent jurisdiction. Upon delivery of such a resolution, the Earnout Statement, as modified in accordance with such resolution, will be final, binding, and conclusive on all the Parties for all purposes hereunder upon which a judgment may be rendered by a court of competent jurisdiction. The fees and expenses of such Independent Accountant will be equitably apportioned between Buyer, on one hand, and Seller, on the other hand, by the Independent Accountant based on the extent to which Buyer or Seller is determined by the Independent Accountant to be the prevailing party with respect to such Disputes.
(f)In no event will the payment of any Earnout Payment by Buyer to Seller result in or trigger an event of default by Buyer or any of its Affiliates under any of its lending arrangements with its lenders or creditors (each such arrangement, a “Buyer Loan Agreement”). If payment of any Earnout Payment is restricted or would cause a default under any Buyer Loan Agreement, then payment of such Earnout Payment will be deferred until such time that the payment can be made under the Buyer Loan Agreements without restriction or without triggering a default (the “Deferral Period”). Each Seller Party acknowledges and agrees that (i) payment of any Earnout Payment is and will remain unsecured, (ii) the holders of indebtedness under the Buyer Loan Agreements are express third party beneficiaries of the provisions of this Section 2.3(f) and may enforce them against Seller Parties directly, and (3) any amendments to this Section 2.3(f) will not be effective to decrease the rights of any holder of indebtedness under any Buyer Loan Agreements without such holder’s prior written consent.
(g)During the Earnout Period, Buyer will not, except with respect to network fees, interchange fees, and other pass-through fees, dues, and assessments, increase or decrease the fees or other amounts charged to any Merchant without Seller’s express prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. In addition, during the Earnout Period, Buyer will use commercially reasonable efforts to provide customer service to the Portfolio consistent with the service provided by Buyer to other portfolios of merchants of a similar size and nature as the Portfolio (as determined by Buyer in good faith).
(h)For avoidance of doubt, the obligations of Buyer pursuant to this Section 2.3 will survive any termination of employment of the Principals under the Employment Agreements that may occur during the Earnout Period. Without limiting the foregoing, if (i) the First Earnout Payment becomes due and payable to Seller hereunder and (ii) any Principal’s employment is terminated by PTH without Cause (as defined in such Principal’s Employment Agreement) or is terminated by such Principal for Good Reason (as defined in such Principal’s Employment Agreement, but excluding any termination for Good Reason due to any material reduction in title, duties, or responsibilities of Principal thereunder) at any point during the Second Earnout Period, then Buyer shall pay to Seller (for distribution to the terminated Principal and the terminated Principal only) an amount equal to (1) the difference between the Earnout Cap and the aggregate amount of Earnout Payments (including the Initial Earnout Payment) previously paid to Seller hereunder, multiplied by (2) the Ownership Percentage of the terminated Principal, which amount will be due and payable no later than 30 days after the date of such termination. Further, if any Principal causes a Repurchase Triggering Event (as defined in the A&R LLC Agreement) or upon the death or Permanent Disability (as defined in the A&R LLC Agreement) of a Principal (an “Affected Principal”), at any point during the Earnout Period, then any Earnout Payments paid thereafter during the Earnout Period will be paid to Seller for distribution to the non-Affected Principal and the non-Affected Principal only.
Section 2.4Intended Tax Treatment. The Parties intend and agree to treat, for all income tax purposes, the transfer of the Contributed Assets by Seller to Buyer in exchange for the Class B Units as a transaction governed by Section 721 of the Code. The Closing Payment attributable to the Contributed Assets (and any other amounts treated as consideration for U.S. federal, state and local income tax purposes) shall be allocated between the Contributed Assets and the covenants under Section 6.2, in accordance with Section 1060 of the Code and regulations thereunder and the allocation methodology set forth on Section 2.4 to the Seller Disclosure Letter (the “Allocation Methodology”). Within 180 days after the Closing Date, Buyer shall deliver to Seller an allocation schedule for the Closing Payment prepared in accordance with Section 1060 of the Code and the Allocation Methodology (the “Allocation Schedule”). The Allocation Schedule shall be deemed final unless Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule within 45 days after delivery of the Allocation Schedule to Seller. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided that, if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 30 days after the delivery of such objection by Seller, such dispute shall be resolved by the Accounting Firm in accordance with the review and dispute mechanisms set forth in Section 2.3(e), mutatis mutandis. The Parties agree to file their respective Internal Revenue Service (“IRS”) Form 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule. No Party shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable Law; provided that, prior to taking any such inconsistent position as a result of the requirements of applicable Law, the Party intending to take such position shall exercise good faith, commercially reasonable efforts to provide the other Parties with notice of such intent and an opportunity to comment thereon.
Section 2.5Escrow Account.
(a)At the Closing and in accordance with the Escrow Agreement, Buyer shall deposit the Escrow Amount with the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent (the “Escrow Account”). The Escrow Amount will (i) be held by the Escrow Agent in the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement, (ii) held as a trust fund and not subject to any Lien, attachment, trustee process, or other judicial process of any creditor of any Person, and (iii) held and disbursed solely for the purposes of, and in accordance with the terms of, this Agreement and the Escrow Agreement.
(b)The Escrow Amount will be used solely to satisfy any indemnification claims by or on behalf of any Buyer Indemnified Party pursuant to Section 7.2(a) or Section 7.2(b), but subject to Section 7.7. Any amounts not so used will be disbursed to Seller in accordance with the terms of the Escrow Agreement. The Parties shall direct the Escrow Agent to disburse the then-current balance of the Escrow Amount to Seller in accordance with the terms of the Escrow Agreement promptly after the later of (i) the date that is 12-months after the Closing Date or (ii) final resolution of any claim made by or on behalf of any Buyer Indemnified Party pursuant to Article 7.
Article 3
CLOSING MATTERS
Section 3.1Closing. The closing of the Transactions (the “Closing”) will take place on the date of this Agreement by exchanging emailed copies of fully executed documents required under this Section 3.1. The date of the Closing is referred to as the “Closing Date” and the Closing will be effective as of 12:00:01 a.m., Central Time, on the Closing Date. Notwithstanding the Closing Date, the effective time of the Transactions will be 12:00:01 a.m., Central Time, on the first day of the month in which the Closing occurs (the “Effective Time”) (i.e., if the Closing occurs on September 29, 2025, the Effective Time will be 12:00:01 a.m., Central Time, on September 1, 2025).
Section 3.2Seller Closing Deliveries. At or prior to the Closing, Seller Parties shall deliver, or cause to be delivered, to Buyer the following documents (the “Seller Transaction Documents”), each of which shall be in a form and substance reasonably satisfactory to Buyer:
(a)a subscription agreement, in form and substance acceptable to Buyer and Seller, pursuant to which Buyer issues the Class B Units to Seller (the “Seller Subscription Agreement”), together with such other documents as Buyer may reasonably request in connection therewith in form and substance acceptable to Buyer and Seller, in each case, duly executed by Seller;
(b)an amended and restated limited liability company agreement of Buyer, in form and substance mutually agreeable to Buyer and Seller (the “A&R LLC Agreement”), duly executed by Seller;
(c)an assignment and assumption agreement transferring the Contributed Contracts to Buyer (the “Assignment and Assumption Agreement for Contributed Contracts”), duly executed by Seller;
(d)an assignment and assumption agreement transferring Intellectual Property included in the Contributed Assets to Buyer (the “IP Assignment and Assumption Agreement”), duly executed by Seller;

(e)with respect to each Leased, a lease assignment and assumption agreement, including landlord consent, in form and substance mutually agreement to the Parties (each a “Lease Assignment”), duly executed by Buyer, Seller, and the existing landlord under such Lease;
(f)an employment agreement, in form and substance mutually agreeable to Buyer and each Principal (the “Employment Agreements”), duly executed by such Principal;
(g)an escrow agreement, in form and substance mutually agreeable to Buyer, Seller, and the Escrow Agent (the “Escrow Agreement”), duly executed by Seller;
(h)those written consents necessary or appropriate to permit Seller to contribute, transfer, and assign all of the Contributed Assets to Buyer specifically set forth on Section 3.2(h) to the Seller Disclosure Letter, together with evidence reasonably satisfactory to Buyer that all notices necessary or appropriate to permit Seller to sell, transfer, and assign all of the Contributed Assets to Buyer specifically set forth on Section 3.2(h) to the Seller Disclosure Letter have been duly made;
(i)the Payoff Letters, together with evidence that all Liens on the Contributed Assets have been released as of the Closing or will be released after the Closing upon payment of all amounts payable pursuant to the Payoff Letters;
(j)evidence reasonably satisfactory to Buyer that each of the Outstanding ROFRs have been waived and released in full by the beneficiaries thereof in connection with the consummation of the Transactions;
(k)a closing and disbursement schedule reflecting all payments, cost allocations, prorations, and disbursements made at Closing (the “Closing Statement”), duly executed by Seller;
(l)if requested by Buyer, evidence that all or certain of the related party transactions set forth on Section 4.16(a) to the Seller Disclosure Letter have been terminated prior to the Closing;
(m)an IRS form W-9 for each Seller Party, duly executed by such Seller Party;
(n)a certificate of good standing from the Secretary of State (or the equivalent) of the State or other jurisdiction where Seller is organized, certifying the existence and good standing of Seller in such State or Jurisdiction;
(o)a certificate, executed by a duly authorized officer of Seller, (i) attaching current copies of the certificate of formation and limited liability company agreements of Seller, (ii) attaching resolutions of the members and, if needed and applicable, managers of Seller authorizing the execution and delivery of this Agreement and performance of the Transactions, and (iii) attesting to the incumbency of the officers of Seller executing this Agreement and the other Transaction Documents to which Seller is a party; and
(p)such other documents, instruments, and certificates as Buyer may reasonably request.
Section 3.3Buyer Closing Deliveries. At or prior to the Closing, Buyer shall deliver or cause to be delivered to Seller Parties the following documents (the “Buyer Transaction Documents”):
(a)the Parent Subscription Agreement, duly executed by Buyer;
(b)the A&R LLC Agreement, the Bill of Sale, Assignment and Assumption Agreement for Contributed Contracts, IP Assignment and Assumption Agreement, the Lease Assignments, and the Closing Statement, duly executed by Buyer;
(c)the Employment Agreements, duly executed by Buyer or one of its Affiliates;

(d)the Escrow Agreement, duly executed by Buyer and the Escrow Agent;
(e)a certificate of good standing from the Secretary of State of the State of Delaware, certifying the existence and good standing of Buyer in the State of Delaware;
(f)a certificate, executed by a duly authorized officer of Buyer, (i) attaching resolutions of the manager of Buyer authorizing the execution and delivery of this Agreement and performance of the Transactions and (ii) attesting to the incumbency of the officers of Buyer executing this Agreement and the other Transaction Documents; and
(g)such other documents, instruments, and certificates as Seller Parties may reasonably request.
Section 3.4Prorations; Wrong Pocket.
(a)Buyer, on one hand, and Seller on the other hand shall prorate (as of the Closing) all water, sewage, disposal, gas, telephone, electric, and other utility charges, real property lease payments, personal property lease payments, prepaid expenses, and all other income and expenses of the Business that are normally prorated upon the sale of assets of a going concern such that Seller shall pay and be responsible for all items accruing on and prior to the Closing and Buyer shall pay and be responsible for all items accruing after the Closing, regardless of whether such items are paid in advance or in arrears.
(b)If, at any time following the Closing, Buyer or Seller becomes aware that any Contributed Assets that should have been transferred to, or any Contributed Liability (whether arising prior to, at or following the Closing) that should have been assumed by, Buyer pursuant to the terms of this Agreement was not transferred to or assumed by Buyer as contemplated by this Agreement, then (i) Seller shall promptly transfer or cause its Affiliates to transfer such Contributed Asset to Buyer, and (ii) Buyer shall promptly assume or cause its Affiliates to assume such Contributed Liability, in each case, for no consideration. Without limiting the foregoing, to the extent that, after the Closing, Buyer receives any payment constituting an Excluded Asset (including all Residuals and Ancillary Services Fees related to or arising from the operation of the Business and attributable to transactions having a Processing Date prior to the Effective Time), or Seller receives any payment constituting a Contributed Asset (including all Residuals and Ancillary Services Fees related to or arising from the operation of the Business and attributable to transactions having a Processing Date on or after the Effective Time), such Party shall pay such amount to other the other Party as applicable. In addition, without limiting the foregoing, to the extent that, after the Closing Date, Buyer is obligated to pay and pays any amount constituting an Excluded Liability or Seller is obligated to pay and pays any amount constituting an Contributed Liability, such Party shall pay and reimburse such amount to the other Party as applicable. Any payment pursuant to this Section 3.4(b) will be made promptly (and in no event later than five Business Days after receipt of the applicable Contributed Asset or Excluded Asset by either Party or payment of the applicable Contributed Liability or Assumed Liability by either Party) and, if so requested by a receiving Party, by wire transfer of immediately available funds to the account or accounts designated in writing by the receiving Party. Each Party shall provide written notice to the other Party of any payment made pursuant to this Section 3.4(b) when such payment is made.
Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES
Except as set forth in the correspondingly numbered Section of the Seller Disclosure Letter, Seller Parties hereby represent and warrant to and for the benefit of Buyer as follows as of the Closing Date (provided that any representation or warranty with respect to any Principal will be deemed made solely by that Principal and not by any other Principal):
Section 4.1Organization; Good Standing. Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of its jurisdiction of formation and has the power to own its properties and assets and carry on the operation of its business as presently being conducted. Seller is licensed or qualified to do business and is in good standing in those states where the Laws of such states require qualification, all of which are set forth on Section 4.1 to the Seller Disclosure Letter. The governance and other organizational documents of Seller are in the form made available to Buyer. Seller has made available to Buyer all minutes of meetings or actions by written consent of the equityholders, officers, managers, and members of Seller since inception.
Section 4.2Authority; Enforceability. Seller has the necessary limited liability company power and authority, and each Principal has all requisite capacity, to enter into, execute, and deliver, and to perform all of its obligations under, this Agreement and the Seller Transaction Documents, to sell the Contributed Assets, and to execute, deliver, and perform all of its obligations hereunder and under all of the Seller Transaction Documents to which such Person is a party, and such actions have been duly and validly authorized by all requisite limited liability company or other action. This Agreement and the Seller Transaction Documents constitute, assuming due authorization, execution, and delivery by Buyer, the valid and binding obligations of Seller Parties and are enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).
Section 4.3No Conflicts.
(a)The execution, delivery, and performance of this Agreement and the Seller Transaction Documents by any Seller Party will not (i) result in a violation or breach of any provision of governing documents of Seller; (ii) result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in being declared void, without further binding effect, or subject to amendment or modification, any of the terms, conditions or provisions of, any Contract, Order, or other instrument to which any Seller Party is bound or that otherwise affects the Contributed Assets; (iii) violate any Law applicable to Seller, the Business, or the Contributed Assets; or (iv) result in the imposition of any Lien on any of the Contributed Assets.
(b)Except as set forth on Section 4.3(b) to the Seller Disclosure Letter, no Seller Party is or will be required to give any notice to or obtain any consent from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement or any other Transaction Documents or the consummation or performance of the Transactions.
Section 4.4Assets.
(a)Seller has good and marketable title to the Contributed Assets, free and clear of any Liens (other than Permitted Liens). Following the consummation of the Transactions, no Seller Party will retain any interest in the Contributed Assets and all such Contributed Assets will be free and clear of any Liens (other than Permitted Liens). No Contributed Asset is located on any premises not owned, leased, or occupied by Seller. No Principal or any other Person owns any interest in or to any of the Contributed Assets.
(b)The Contributed Assets constitute all of the assets necessary and sufficient to operate the Business in substantially the same manner as of the Closing and for the one-year period immediately preceding the Closing. All equipment and other tangible personal properties included in the Contributed Assets (i) are in good operating condition and repair, ordinary wear and tear excepted, (ii) were acquired and are usable in the Ordinary Course, and (iii) are free from any material defect. No Person other than Seller owns any equipment or other tangible personal properties or assets situated on the premises of the Business that are necessary for the operation of the Business, except for the leased items that are subject to personal property leases.
Section 4.5Capitalization and Indebtedness. All of the issued and outstanding limited liability company membership interests and other securities, if any, of Seller are owned (beneficially and of record) exclusively by the Principals in the manner set forth on Section 4.5-1 to the Seller Disclosure Letter. No Person other than the Principals owns any equity or equity-linked (e.g., convertible) securities, shares of capital stock, membership interests, or other equity interests of Seller. Seller does not have, and has never had, any subsidiaries or any equity interest of any Person. Section 4.5-2 to the Seller Disclosure Letter sets forth a true, correct, and complete list of all Indebtedness of Seller, including the origination date, lender, original principal amount, interest rate, and maturity date.
Section 4.6Financial Statements; Residual Reports.
(a)Section 4.6(a) to the Seller Disclosure Letter contains (i) the company-prepared balance sheet of Seller for the fiscal years ended December 31, 2023, and December 31, 2024, together with the related statements of profits and losses for the 12-month periods then ended (the “Year-End Financial Statements”), and the company-prepared balance sheet of Seller as of July 31, 2025, together with the related statements of profits and loss for the seven-month period then ended (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with historical practices of Seller prior to Closing (consistently applied), are accurate and complete, and fairly present the financial condition of Seller and the Business. The accounting practices have been consistently applied for all periods represented by the Financial Statements. Seller’s books and records are complete and correct and accurately reflect all of the assets, Liabilities, transactions, and results of operations of Seller, and the Financial Statements have been prepared and presented based upon and in conformity therewith.
(b)Section 4.6(b) to the Seller Disclosure Letter sets forth true, accurate, and complete copies of all residual reports issued by any Processor in respect of the Portfolio covering each month in fiscal years 2023 and 2024 and for the seven-month period ending July 31, 2025 (each a “Residual Report”). Since the date of the most recent Residual Report, there has not been any material adverse change in the value of the Residuals taken as a whole. Each Residual Report is representative of the specific month during which Business was conducted in the Ordinary Course and, to the Knowledge of Seller, does not contain any material overpayment or other errors.
Section 4.7No Undisclosed Liabilities. Seller does not have any Liability (whether absolute, accrued, contingent, or otherwise), except (a) Liabilities reflected on the face of the Interim Financial Statements, or (b) Liabilities that have been incurred since the date of the Interim Financial Statements in the Ordinary Course (none of which are material in size or nature).
Section 4.8Absence of Changes. Since January 1, 2025:
(a)the Business has been conducted solely in the Ordinary Course;
(b)there has not been any change in the conduct, financial condition, business, prospects, or operations of Seller, the Business, the assets that are used, held for use, or acquired and developed for use in the Business, or the Liabilities relating to the Business that resulted, or would reasonably be expected to result, in a material adverse effect on the Business, the Contributed Assets, or the condition, prospects, or results of operations (financial or otherwise) of Seller, taken as whole;
(c)the Residuals or any other Contributed Assets have not been subjected to any Liens (other than Permitted Liens);
(d)except as set forth on Section 4.8(d) to the Seller Disclosure Letter, there has not been a termination of, or receipt by any Party of any written notice to terminate or threat to terminate, any Revenue Agreement or Subagent Contract;
(e)there has not been any material change in any method of accounting or accounting practice of Seller;
(f)there has not been a cancellation or waiver of any claims or rights relating to the Contributed Assets involving an amount in excess of $5,000 for any given month;
(g)except as set forth on Section 4.8(g) to the Seller Disclosure Letter, there has not been any amendment to or restatement of the governing documents of Seller;

(h)there has not been any increase in the compensation, salaries, commissions, or wages payable or to become payable to any director, officer, employees, independent contractors, or agents of Seller who perform services for the benefit of the Business or whose compensation is reflected on the Interim Financial Statements, including any bonus or other employee benefit granted, made, or accrued in respect of such directors, officers, employees, independent contracts, or agents;
(i)there has not been any sale, lease, grant, or other transfer or disposition of any properties or assets of Seller that constitute (or would have constituted) Contributed Assets, other than in the Ordinary Course;
(j)Seller has not entered into any amendment or early termination of any material Contract or any release or waiver of any material claims or rights in respect of the Business;
(k)except as set forth on Section 4.8(k) to the Seller Disclosure Letter, there has not been any settlement or compromise of any litigation involving Seller (or involving any Principal as it relates to the Business), whether or not commenced prior to the Closing;
(l)there has not been any failure to pay or satisfy within 30 days when due any Liability of Seller relating to the Business;
(m)Seller has not sold, assigned, transferred, abandoned, or permitted to lapse any consents, permits, licenses, authorizations, and approvals of Governmental Authorities and other Persons;
(n)no Seller Party has entered into any other material transaction with respect to the Business, other than in the Ordinary Course; and
(o)Seller has not changed its policies or practices with regard to cash management, collection of receivables, payment of payables, maintenance of inventory, pricing, or credit.
Section 4.9Litigation. There is no, and, in the past six years, there has not been any arbitration, governmental claim, or other Proceeding pending or, to Seller’s Knowledge, threatened against Seller (whether or not it relates to the Business or the Contributed Assets) or any Principal (as it relates to the Business or the Contributed Assets) before any Governmental Authority or arbitrator. Neither Seller nor any Principal as it relates to the Business or the Contributed Assets is, or has been, subject to any Order.
Section 4.10Compliance with Laws and Rules.
(a)Seller (and each Principal as it relates to the Business) has materially complied with and is in material compliance with all Laws applicable to Seller, the Business, or the Contributed Assets. Seller has all material consents, permits, licenses, authorizations, and approvals of Governmental Authorities and other Persons required in connection with the operation of the Business as now being conducted, and there is no event or circumstance that has occurred that would cause any of these to be cancelled or suspended.
(b)There is no Proceeding or other disciplinary action (including fines) pending, taken, or, to Seller’s Knowledge, threatened, against Seller (or any Principal as it relates to the Business or the Contributed Assets) by a Card Association or its applicable agents, whether relating to an alleged violation of the Rules or otherwise. Each Seller Party has conducted the Business in material compliance with the Rules, and the Transactions will not violate the Rules.
(c)Without limiting the foregoing, Seller is, and has been at all times during the past six years, in material compliance with all applicable Laws promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) related to anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act. Seller has not at any time maintained or conducted any business, investment, operation, or other activity in or with (i) any country or Person targeted by any of the economic sanctions of the United States of America administered by the OFAC, (ii) any Person appearing on the list of Specially Designated Nationals and Blocked Persons issued by the OFAC, or (iii) any country or Person designated by the United States Secretary of the Treasury pursuant to the USA PATRIOT Act as being of “primary money laundering concern.”

(d)The Business has implemented, and is in material compliance with, commercially reasonable technical measures to assure the integrity and security of transactions executed through its computer systems and all “nonpublic personal information” as such term is defined by Title V of the Gramm-Leach-Bliley Act (Public Law No. 106-102) to the extent applicable to Seller or any of its Affiliates. In the past six years, there has been no material breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise, or disclosure of any personal information, confidential, or proprietary data or any other such information maintained or stored by the Business in systems directly under its control involving data of any customers or other similarly situated Person, and no Seller Party has received written notice alleging the occurrence of any such breach. There have been no facts or circumstances that would require any Seller Party or the Business to give notice to any customers or other similarly situated Persons of any actual or perceived data security breach pursuant to an applicable Law or Order requiring notice of such a breach.
(e)Seller is in material compliance with all applicable Laws and Orders relating to data, the collection and use of data, personally identifiable information, and bulk commercial e-mail, text messages, and other communications (i.e., spam).
(f)Seller has made all required payments to its unemployment compensation reserve accounts with the appropriate Governmental Authorities of the jurisdictions in which it is required to maintain such accounts with respect to the operations of the Business.
(g)Neither any Seller Party nor, to Seller’s Knowledge, any director, manager, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, in violation of any Law (1) to obtain favorable treatment in securing business for any Seller Party, (2) to pay for favorable treatment for business secured by any Seller Party, or (3) to obtain special concessions or for special concessions already obtained, for or in respect of any Seller Party, or (ii) established or maintained any material asset with respect to Seller that has not been recorded in the books and assets of Seller.
Section 4.11Insurance. Seller is currently insured by insurers unaffiliated with Seller with respect to the properties, assets, and operation of the Business in such amounts and against such risks that are appropriate and customary for the type of business conducted by Seller with customary deductibles and retained amounts, all of which insurance policies are set forth in Section 4.11 to the Seller Disclosure Letter (the “Insurance Policies”). Seller has maintained comparable insurance for all prior periods with respect to the Business. Each Insurance Policy is legal, valid, binding, and in full force and effect. Seller is not in default under any Insurance Policy. In the past six years, there are no claims by Seller pending under any Insurance Policy, and no event has occurred, and no condition exists, that could reasonably be expected to be covered by an Insurance Policy and for which Seller has not submitted a claim. Seller has not been informed at any time that coverage has been questioned, denied, or disputed by the underwriters of such Insurance Policies with respect to any claims thereunder.
Section 4.12Contracts.
(a)Except as set forth on Section 4.12(a) to the Seller Disclosure Letter, no Contract obligates Seller (by the terms of any such Contract or at the option of any other party to such Contract) to (i) make a lump sum payment in lieu of any future stream of revenue or otherwise, (ii) acquire or assume any asset or Liability, (iii) offer a right of first refusal or similar preferential right (except with respect to the Processing Agreements) or (iv) pay ongoing Residuals to any third party other than in the Ordinary Course.
(b)There is no material existing dispute by or between any Seller Party, on one hand, and a Processor or a Merchant, on the other hand, other than as set forth on Section 4.12(b) to the Seller Disclosure Letter, and no Processor or Merchant has provided written notice (or, to Seller’s Knowledge, otherwise indicated) to any Seller Party that it intends to (i) terminate its relationship with Seller, (ii) in the case of a Processor, materially reduce its Residuals to Seller or the Business, or (iii) in the case of a Merchant, materially reduce its processing volume with Seller, in each case, whether as a result of the Transactions or otherwise. There are no Merchants that receive services from Seller or otherwise in connection with the Business, or from whom Seller receives Residuals, that are not a party to a written merchant agreement with Seller.
(c)Seller has provided true, accurate, and complete copies of each Contributed Contract and a listing of all Revenue Agreements relating to the Portfolio or giving rise to Seller’s rights to the Residuals. Other than the Revenue Agreements and Ancillary Services Agreements, there are no other Contracts with any Person regarding the payment of Residuals to Seller or other material revenue. Section 4.12(c)-1 to the Seller Disclosure Letter contains a list of all subagents, sales representatives, and dealership associations (the “Subagents”) who are entitled to receive Residuals and lists the amounts paid to the Subagents for calendar year 2024 and for the seven-month period ending July 31, 2025. Further, no Contracts exist that obligate Seller to deliver any portion of the Residuals to any other Person other than the Subagents except as set forth on Section 4.12(c)-2 to the Seller Disclosure Letter. Seller has never paid draws to Subagents.
(d)All Revenue Agreements relating to or giving rise to the Residuals are in full force and effect and the consummation of the Transactions will not violate or give rise to a termination (or a right to terminate) any such Revenue Agreement.
(e)All of the Contributed Contracts are valid and binding on Seller and, to Seller’s Knowledge, each other party thereto according to their terms, are in full force and effect, and are enforceable, subject to the Enforceability Exceptions. Seller has not materially violated any provision of, or committed or failed to perform any act, and no circumstance exists, which with or without notice, lapse of time, or both would constitute a default by Seller under, the provisions of any Contributed Contract. To Seller’s Knowledge, none of the other parties to any Contributed Contract has materially violated any provision of, or committed or failed to perform any act, and no circumstance exists that, with or without notice, lapse of time, or both, would constitute a material breach or default by any such other party under the provisions of any Contributed Contract. To the extent applicable, each Contributed Contract is in material compliance with the Rules of each relevant Card Association.
(f)Seller is not subject to any noncompetition or exclusivity Contracts that would restrict Buyer’s ability to (i) service the Merchants in the Portfolio in accordance with the terms and conditions of the written agreements between such Merchants and Seller as of the Closing or (ii) otherwise conduct the Business in substantially the same manner as conducted by Seller as of the Effective Time or at any time during the 12 months immediately preceding the Closing.
Section 4.13Intellectual Property; Software.
(a)Set forth on Section 4.13(a) to the Seller Disclosure Letter is a true, correct, and complete list of all Owned Intellectual Property, including all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks, (iii) Copyright registrations and applications, (iv) domain names and social network service accounts of Seller, and (v) Software material to the Business. Seller is the sole and exclusive legal and beneficial owner and, with respect to applications and registrations, record owner of all of the Intellectual Property required to be set forth on Section 4.13(a) to the Seller Disclosure Letter, and all such Intellectual Property is subsisting, valid, and enforceable. Seller has not granted any Person any right to control the prosecution or registration of any Owned Intellectual Property, or to commence, defend, or otherwise control any Proceeding with respect to any Owned Intellectual Property.
(b)Seller owns, or has a valid right to use, free and clear of all Liens (other than Permitted Liens), all Business Intellectual Property. All Owned Intellectual Property is owned exclusively by Seller, free and clear of any Liens (other than Permitted Liens) or adverse interest of other Persons (including current or former employees, third party agents, or contractors). None of the Owned Intellectual Property and, to Seller’s Knowledge, no other Business Intellectual Property is subject to any Proceeding, or any Contract entered into in settlement of such Proceeding, restricting the use, transfer, licensing, or exploitation by Seller. Seller has not granted any exclusive licenses to or exclusive rights under any Business Intellectual Property.

(c)The conduct of the Business has not infringed, diluted, misappropriated, or otherwise violated the Intellectual Property rights of any Person, and no Person is infringing, misappropriating, or otherwise violating any Business Intellectual Property.
(d)There has been no Proceeding of infringement, dilution, misappropriation, or other violation, asserted or, to the Seller’s Knowledge, threatened (including in the form of offers or invitations to obtain a license) against Seller (or any Principal with respect to the Business or any Business Intellectual Property), and there are no facts, circumstances, or conditions that could reasonably be expected to form the basis for any such Proceeding.
(e)The Owned Intellectual Property, together with the Intellectual Property licensed to Seller pursuant to the Inbound Licenses and the Intellectual Property that is comprised of rights of publicity, privacy, rights of personal information, moral rights, or rights of attribution, and integrity, include all of the Intellectual Property used or necessary for the conduct of the Business as conducted as of the Closing and at any time during the 12 months immediately preceding the Closing. Seller has the right to use any Inbound License used in the operation of the Business as currently conducted and Buyer will have the same rights immediately after the Closing. Seller has not implemented in its Software any derivative works of Inbound Licenses in any manner that would be prohibited under the applicable Inbound License.
(f)Any current or former employee, independent contractor, or manager of Seller or the Business that has invented, created, developed, or reduced to practice any Owned Intellectual Property (each a “Contributor”) has executed a valid and enforceable written agreement substantially in the form provided to Buyer that (i) assigns to Seller all right, title, and interest in and to any and all Intellectual Property relating to the Business that is invented, created, developed, or reduced to practice by such Contributor in the course of such Contributor’s activities for Seller or the Business or during working hours for Seller or using the resources of Seller and (ii) contains provisions consistent with industry standards designed to prevent unauthorized disclosure of Seller’s trade secrets. No party to any such written agreement has breached or violated the terms thereof or has attempted or threatened to challenge the enforceability, scope, or applicability of any such agreement. All Owned Intellectual Property that was invented, created, developed, or reduced to practice by any current or former employee, independent contractor, or manager of Seller or the Business prior to such Person’s employment by or contractual relationship with Seller has been assigned to Seller pursuant to a written agreement, copies of which agreements have been provided to Buyer.
(g)Seller has taken all reasonable measures consistent with industry standards to protect the confidentiality of trade secrets, including requiring all Persons having access thereto to execute written non-disclosure agreements.
(h)No current or former Affiliate, partner, manager, equity holder, officer, consultant, or employee of Seller will, after giving effect to the Transactions, own or retain any rights to use or otherwise exploit any of the Business Intellectual Property. The consummation of the Transactions will not (i) result in the loss or impairment of or payment of any additional amounts with respect to, require the consent or approval of any other Person in respect of, or give rise to any right of any Person to terminate or alter, Seller’s right to own, use, or hold for use any Business Intellectual Property as presently owned, used, or held for use in the conduct of the Business, (ii) violate or result in the breach, modification, cancellation, acceleration, termination, or suspension of any of the Inbound Licenses or Outbound Licenses, or (iii) result in the violation of any applicable Privacy Laws/Policies. Following the Closing, Buyer will be permitted to exercise all of the rights previously held by Seller under all Inbound Licenses and Outbound Licenses to the same extent that Seller would have been able to had the Transactions not occurred and without being required to pay any additional amounts or consideration other than fees, royalties, or payments that Seller would otherwise be required to pay had the Transactions not occurred. Neither this Agreement nor the Transactions will result in (1) any Person being granted rights or access to, or the placement in or release from escrow of, any source code or other technology, (2) Buyer being obligated to grant to any third party any right in any Intellectual Property, (3) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, or (4) Buyer being obligated to pay any royalties or other amounts to any third party in excess of those payable by Seller prior to the Closing Date.

(i)Seller has taken commercially reasonable steps and implemented commercially reasonable procedures to protect its information technology systems from (i) the inclusion of any device or feature designed to disrupt, disable, permit unauthorized access, or otherwise harm, damage, or impair Software, hardware, or data and (ii) unauthorized access, use, modification, or other misuse. There have been no material security breaches in the information technology systems of Seller, and there have been no disruptions in any of the information technology systems of Seller that have materially and adversely affected the Business or operations of Seller. Seller maintains commercially reasonable disaster recovery and security plans, procedures, and facilities.
(j)Seller has provided copies of all current and former privacy policies to the Buyer. Seller has not purchased, licensed, transferred, sold, rented, or otherwise made available any Personal Information (including name, address, telephone number, or email address) of any natural Person to any Person except in accordance in all material respects with all applicable Privacy Laws/Policies, including in relation to conducting background checks on any Person. Seller has at all times complied in all material respects with all applicable Privacy Laws/Policies. No Proceedings have been asserted or, to Seller’s Knowledge, threatened against Seller (or any Principal as it relates to the Business) alleging a violation of any Person’s privacy, data rights, or other rights with respect to such Person’s Personal Information or any applicable Privacy Laws/Policies. Seller has implemented and maintained a system of controls sufficient to provide reasonable confidence that Seller complies in all material respects with all applicable Privacy Laws/Policies.
(k)There are no Contracts between Seller and any other Person pursuant to which Seller has assumed or agreed to assume any obligation or duty or to warrant, indemnify, reimburse, hold harmless, guaranty, or otherwise assume or incur any obligation or Liability of such Person with respect to any Intellectual Property rights.
(l)Section 4.13(l) to the Seller Disclosure Letter lists all Open Source Software that has been incorporated into, integrated with, combined with, or linked to any Business Intellectual Property in any way, or from which any Business Intellectual Property was derived. Seller has not used Open Source Software in any manner that, with respect to any Business Intellectual Property (excluding the Open Source Software itself), does or is reasonably expected to (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, or (iv) create, or purport to create, obligations for Seller with respect to Business Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Business Intellectual Property. Seller is and has been in compliance with all applicable licenses with respect to any Open Source Software that is currently or has been used by Seller in any way.
(m)Neither Seller nor any other Person acting on its behalf has disclosed, delivered, or licensed to any Person, agreed to disclose, deliver, or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code for any Business Intellectual Property, except for disclosures to employees, contractors, or consultants under written agreements that prohibit use or disclosure except in the performance of services to Seller.
(n)There are no defects, malfunctions, or nonconformities in any of the commercially available Owned Intellectual Property that have or would be reasonably likely to materially disrupt their commercial availability, except for such defects, malfunctions, or nonconformities that can be fixed in the Ordinary Course without incurring material costs or expenses.
(o)Seller has not incorporated, and, to Seller’s Knowledge, no other Person has incorporated, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other Software routines or hardware components that permit unauthorized access or the unauthorized disablement or deletion of any Business Intellectual Property, or data or other Software of users (“Contaminants”) into any Business Intellectual Property. Seller has taken commercially reasonable steps to prevent the introduction of Contaminants into any Business Intellectual Property.
(p)Seller does not use AI Technology or AI Development Tools in the operation of the Business, including in connection with the processing of any Personal Information provided or made available to, or otherwise accessible by, Seller by, about, or on behalf of any customers of Seller or any other third parties.
(q)Seller has not deployed, implemented, or used third-party cookie, software development kit, pixel or other tracking technology (“Tracking Technology”) on any websites owned, operated, controlled, or otherwise used by Seller in connection with its Business. Seller does not engage in any practice that constitutes “selling,” “sharing,” “targeted advertising,” or other similarly regulated activity under Privacy Laws/Policies. Seller’s use of Tracking Technologies has been and remains in compliance with Privacy Laws/Policies and Seller has obtained any necessary consents and provided all required mechanisms to opt-out in connection with such use.
Section 4.14Taxes.
(a)Seller has timely filed all Tax Returns that it was required to file with respect the assets or the operation of the Business. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable Laws. All Taxes owed by Seller with respect to the assets and the operation of the Business (whether or not shown or required to be shown on any Tax Return) have been paid. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction with respect to the assets or the operations of the Business. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax, and, to Seller’s Knowledge, no Tax authority is in the process of imposing any Liens for Taxes on any of the assets of Seller. Seller has not waived or agreed to waive any statute of limitations in respect of Taxes, and Seller is not subject to any extension of time with respect to a Tax assessment or deficiency with respect to the assets or the operation of the Business.
(b)There is no dispute or claim concerning any Liability for Taxes of Seller with respect to the assets or the operation of the Business either (i) claimed or raised by any Governmental Authority or (ii) to Seller’s Knowledge.
(c)None of the Contributed Liabilities consist of an obligation to pay the Taxes of any Person, as a transferee or successor, by Contract, or otherwise.
(d)All Taxes required to have been withheld and paid by Seller in connection with amounts paid or owing to any employee, independent contractor, creditor, partner, member, owner or other third party and relating to the assets or the operation of the Business have been paid in full.
(e)Seller has complied with all Laws with respect to the collection and payment of sales and use Taxes, including receipt and retention of applicable exemption certificates.
Section 4.15Employment Matters.
(a)Section 4.15-1 to the Seller Disclosure Letter sets forth an accurate and complete list of all employees of the Business (including those on leave of absence or layoff status) (collectively, the “Business Employees”), and sets forth for each such Business Employee the following information, as applicable: (i) name; (ii) title or position (including whether full or part time)); (iii) hire or engagement date; (iv) current annual base compensation rate; (v) commission, bonus, or other incentive-based compensation; (vi) a description of the fringe benefits and welfare plan benefits provided to each such employee; (vii) classification under FLSA; and (viii) status as “active” or “on leave”. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in any material payment (including severance, bonus, or change in control) becoming due to any Business Employee under any agreement or understanding, whether written or verbal. Any individual performing services for Seller or the Business who has been classified as an independent contractor, whether as an employee of some other entity whose services are leased to Seller or as any other non-employee category, has been correctly so classified and is not an employee of Seller. No Seller Party has received notice of any claim or threatened claim that an employeremployee relationship exists between Seller and any such individual. The amounts accrued on the books and records of Seller for commissions and other fees payable to agents, salespeople and representatives, vacation pay, and sick pay will be adequate, in the aggregate, to cover each Liabilities of Seller for all such items. Except as set forth on Section 4.15-2 to the Seller Disclosure Letter, Seller does not have any employment agreement, written or oral, with any person or other agreement dealing with compensation or employee benefits in any form (including any eligibility for any severance compensation or benefits) in effect between the employee and Seller.
(b)To Seller’s Knowledge, no Business Employee or group of Business Employees has any current plans to terminate employment with Seller or Buyer as a result of the Transactions. Seller is and has been in compliance with all applicable Laws relating to the employment of labor or employment relations, including all such laws relating to fair employment practices, equal employment opportunities, wages and hours, immigration, leaves of absence, prohibited discrimination and retaliation, workers compensation, workplace safety, or other similar employment activities. There are no administrative charges, arbitration complaints, or court complaints pending or, to the Seller’s Knowledge, threatened against Seller (or Principal as it relates to the Business) before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state, or local court or agency or arbitration body concerning alleged employment discrimination or any other matters relating to the employment of labor or employee relations. Seller has paid all of its employees in accordance with the requirements of the FLSA and regulations thereunder, as well as applicable state Law. Within the past six years, Seller has not implemented any employee layoff that could implicate the WARN Act or any similar Law.
(c)Each employee hired by Seller in the United States after November 8, 1986, and employed in the United States has completed, and Seller has retained, a Form I-9 in accordance with applicable U.S. federal Laws.
(d)Seller is not an has never been a party to, bound by, or negotiating any collective bargaining or other Contract with any a union, works council, labor organization, or similar organization (collectively, a “Union”) in connection with the Business or any employee of Seller (including any Business Employee), and there is not, and has never been, any Union representing or purporting to represent any employee of Seller employed in the operation of the Business (including any Business Employee). None of the work performed by any employee of Seller (including any Business Employee) or upon any of the Contributed Assets has been certified by the National Labor Relations Board as bargaining unit work. There are no pending grievances or arbitrations pursuant to any collective bargaining agreement between Seller and any Union or employee of Seller (including any Business Employee).
(e)In the past six years, there has not been any allegation or threatened allegation of sexual harassment, sexual misconduct, or discrimination against any current or former director, manager, officer, or employee of Seller (including any Business Employee). In the past six years, no Seller Party has entered into any settlement agreement related to allegations or threatened allegations of sexual harassment, sexual misconduct, or discrimination by any current or former director, manager, officer, employee, independent contractor, or other service provider of Seller (including any Business Employee).
Section 4.16Employee Benefits.
(a)Section 4.16 to the Seller Disclosure Letter sets forth an accurate and complete list of all benefits received by any current or former employee or independent contractor of Seller (or any of their respective beneficiaries), as well as a list of all employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not subject to ERISA), employee pension benefit plans (as defined in Section 3(2) of ERISA, whether or not subject to ERISA), and all other employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, other cash or stock-based incentive, profit sharing, savings, retirement, disability, insurance, severance, deferred compensation, and other similar fringe or employee benefit plans, programs, or Contracts (i) sponsored, maintained, contributed to, or required to be contributed to, or entered into by Seller or any ERISA Affiliate for the benefit of, or relating to, any current or former director, officer, employee, or independent contractor of Seller or any ERISA Affiliate (or any of their respective beneficiaries), or (ii) under which Seller or any ERISA Affiliate has or could have any present or future Liability (collectively, the “Benefit Plans”).
(b)Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code, and, to the Seller’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to result in the loss of such qualified status or tax-exempt status.
(c)No Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, or (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, and no Seller or any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to any plan described in clauses (i), (ii), or (iii) of this Section 3.14(c). The execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions will not result in a withdrawal from any plan described in clauses (i), (ii), or (iii) of this Section 4.16(c) and will not result in any withdrawal Liability under ERISA, the Code, other applicable Laws, or the terms of any Benefit Plan.
(d)Neither Seller nor any ERISA Affiliate has taken any action and, to the Seller’s Knowledge, no circumstance exists that could result in Buyer or any Person that is considered a single employer with Buyer under Section 414 of the Code being party to or bound by any Benefit Plan following the Closing. Neither Buyer nor any Person that is considered a single employer with Buyer under Section 414 of the Code will have any obligation or Liability with respect to any Benefit Plan after the Closing.
(e)Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. Seller has no obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred under Section 409A of the Code.
Section 4.17Real Property.
(a)Seller does not own and has never owned any real property.
(b)Section 4.17(b) to the Seller Disclosure Letter sets forth the address of each parcel of real estate leased by Seller (“Leased Real Property”), and a true and complete list of all leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) for each such Leased Real Property (collectively, the “Leases”), including the date and name of the parties to such Lease. With respect to each Lease: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and there are no disputes with respect thereto; (iii) neither Seller nor to Seller’s Knowledge, any other party to such Lease is in material breach or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default or permit the termination under such Lease by Seller or, to Seller’s Knowledge, any other party to such Lease; (iv) Seller does not owe and will not owe in the future any brokerage commissions or finder’s fees with respect to such Lease; (v) there are no Liens on the estate or interest created by such Lease, except for Permitted Liens; and (vi) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property are in good condition and repair (reasonable wear and tear excepted). Seller has made available to Buyer a true and correct copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.
Section 4.18Related Party Transactions. Section 4.18-1 to the Seller Disclosure Letter sets forth all Contracts between Seller, on the one hand, and any Principal or any of their respective Affiliates, or any of their immediate family members, on the other hand (each a “Related Party Transaction”). Except as set forth and described on Section 4.18-2 to the Seller Disclosure Letter, none of the assets or properties (real, personal, or mixed, tangible or intangible) used by Seller are owned by any Principal or any of their respective Affiliates (other than Seller) or any of their immediate family members.

Section 4.19Brokers or Finders. Except as set forth on Section 4.19 to the Seller Disclosure Letter, no Seller Party has engaged any broker, agent, or finder in connection with the Transactions and has not incurred, or has any Liability with regard to, any fees, commissions, or other similar payments, contingent or otherwise, payable to any broker, finder, or agent as a result of the consummation of the Transactions.
Section 4.20    Exclusive Representations and Warranties. Except for the representations and warranties contained in this Agreement (as qualified by the Seller Disclosure Letter) or any of the other Transaction Documents, none of the Seller Parties nor any of their representatives has made or shall be deemed to have made any representation or warranty to the Buyer, express or implied, at law or in equity, including as to the accuracy or completeness of (a) any cost estimates, financial or other projections or other forward-looking statements and (b) any information, documents or materials regarding the Seller furnished or made available to Buyer and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions (“Evaluation Material”). Seller Parties hereby disclaim any such representations or warranties and Buyer hereby disclaims any reliance upon any Evaluation Material, in each case, other than with respect to the representations and warranties of Seller expressly contained in this Agreement (as qualified by the Seller Disclosure Letter) and the other Transaction Documents.
Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to and for the benefit of each Seller Party as follows as of the Closing Date:
Section 5.1Organization; Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the power to own its properties and assets and carry on its business as it is presently being conducted.
Section 5.2Authority; Enforceability. Buyer has the necessary power and authority to enter into, execute, and deliver, and to perform all of its obligations under, this Agreement and the Buyer Transaction Documents, and to execute, deliver and perform all of its obligations hereunder and under all of the Buyer Transaction Documents, and such actions have been duly and validly authorized by all requisite limited liability company action. This Agreement and the Buyer Transaction Documents constitute, assuming due authorization, execution, and delivery by the other parties thereto, the valid and binding obligations of Buyer and are enforceable against Buyer in accordance with their terms, subject to the Enforceability Exceptions.
Section 5.3No Conflicts. The execution, delivery, and performance of this Agreement and the Buyer Transaction Documents by Buyer will not (a) result in a violation or breach of any provision of governing documents of Buyer or (b) violate any Law or Order applicable to Buyer, in each case, that would have a material adverse effect on the ability of Buyer to consummate the Transactions.
Section 5.4Litigation. There is no Order or Proceeding pending against Buyer that, if adversely determined, would have a material adverse effect on Buyer’s ability to consummate the Transactions.
Section 5.5Brokers or Finders. Buyer has not engaged any broker, agent, or finder in connection with the Transactions and has not incurred, and has no Liability with regard to, any fees, commissions, or other similar payments, contingent or otherwise, payable to any broker, finder, or agent as a result of the consummation of the Transactions.
Section 5.6Solvency. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make the payment of the Closing Payment and consummate the Transactions at the Closing.

Article 6
COVENANTS
Section 6.1Nonassignable Assets.
(a)Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 6.1, to the extent that the sale, assignment, transfer, conveyance, or delivery to Buyer of any Contributed Asset, including any Contributed Contract, would result in a violation of applicable Law or would require the consent, authorization, approval, or waiver of a Person (including any Governmental Authority), and such consent, authorization, approval or waiver has not been obtained prior to the Closing, such Contributed Asset, including any such Contributed Contract (collectively, the “Nonassignable Assets”), will not be deemed sold, assigned, transferred, or conveyed at the Closing. In such case, (i) the beneficial interest in or to such Nonassignable Assets (collectively, the “Beneficial Rights”) will in any event pass to Buyer at the Closing; and (ii) pending such consent or approval, Buyer shall discharge the Liabilities of Seller under such Beneficial Rights (to the extent such obligations are Contributed Liabilities) as agent for Seller, and Seller shall act as Buyer’s agent in the receipt of, and pay to Buyer promptly, any benefits, rights, or interest received from the Beneficial Rights.
(b)Following the Closing, the Parties shall use commercially reasonable efforts to obtain any consent, authorization, approval, or waiver, or any release, substitution, or amendment required to effect the legal and valid sale, transfer, or assignment of all Nonassignable Assets underlying the Beneficial Rights to Buyer without any change in any of the material terms or conditions of such Nonassignable Assets. Each Seller Party shall make or complete such transfers as soon as reasonably possible after the Closing and cooperate with Buyer in any other reasonable arrangement designed to provide Buyer with the benefits of such Nonassignable Assets, including enforcement at the cost and for the account of Buyer of any and all rights of any Seller Party against the other Person with respect to any Nonassignable Assets. If an arrangement reasonably acceptable to Buyer with respect to Beneficial Rights cannot be made, then Buyer, upon written notice to Seller, shall have no obligation under this Agreement or otherwise with respect to any such Nonassignable Asset, and such Nonassignable Asset shall be deemed an Excluded Asset and the related Liability shall be deemed an Excluded Liability.
Section 6.2Restrictive Covenants.
(a)Each Seller Party hereby severally agrees that, during the four-year period immediately following the Closing Date (the “Restricted Period”), such Seller Party, as applicable, shall not, without the express written consent of Buyer, directly or indirectly (whether on its own behalf or by, through, or for the benefit of any other Person):
(i)engage anywhere within the United States, including anywhere in the United States where the Business operates or does business as of the Closing or at any point during the 12-month period immediately preceding the Closing or where any Merchant or Processor is located (the “Restricted Territory”), in any capacity (whether as owner, part-owner, shareholder, member, partner, director, manager, officer, trustee, employee, agent, or consultant, or in any other capacity), in any business, organization, or Person whose business, activities, products, or services are the same as, or compete with, the Business, provided that nothing herein shall prevent any Seller Party from acting for or on behalf of Buyer or its Affiliates with respect to the Business or from holding securities of any Person traded on any national securities exchange if such Seller Party is solely a passive investor with respect thereto and does not, directly or indirectly, own three percent or more of any class of securities of such Person;
(ii)solicit, divert, take away, or attempt to solicit, divert, or take away, any of the customers (or their Affiliates) or actively sought prospective customers (or their Affiliates) of the Business either (1) with whom any Seller Party has had material business contact with respect to the Business during the 12-month period immediately preceding the Closing Date, or (2) that are or were a party to the any of the Revenue Agreements, or the respective Affiliates of the Persons described in (1) and (2) above; or

(iii)solicit or hire, or encourage the solicitation or hiring by any Person other than Buyer of, any Business Employee or any other employee of Buyer or any of its Affiliates for any position as an employee, independent contractor, consultant, or otherwise; provided however that this sub-section shall not be applicable to any employee whose employment has been terminated (whether by Buyer or such employee) at least 12 months prior to the date of solicitation or hiring by such Seller Party.
(b)If any Seller Party violates any provisions or covenants of this Section 6.2, the duration of the restrictions in this Section 6.2 will be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation terminated, and, if Buyer seeks relief from such violation before any court, board, or other tribunal, then the duration of restrictions in this Section 6.2 will be extended for a period of time equal to the pendency of such Proceedings, including all appeals.
(c)If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 6.2 is invalid or unenforceable, then the Parties hereby agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.2 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Each Seller Party acknowledges that the restrictions in this Section 6.2 are reasonable and necessary to protect and preserve Buyer’s and its Affiliates’ legitimate business interests. Each Seller Party also acknowledges that the Business and the businesses engaged in by Buyer and its Affiliates have a worldwide geographic scope.
(d)The Parties hereby agree that the remedy of damages at Law for the breach of any of the covenants contained in this Section 6.2 is an inadequate remedy and that no Seller Party will challenge the enforceability or reasonableness of the covenants set forth in this Section 6.2. In recognition of the irreparable harm that a violation by any Seller Party of any of the covenants, agreements, or obligations under this Section 6.2 would cause Buyer or its Affiliates, each Seller Party hereby agrees that, in addition to any other remedies or relief afforded by Law, an injunction against an actual or threatened violation or violations may be issued against such Seller Party without posting a bond or other security. In the event of an action to enforce the covenants in this Section 6.2, Buyer will be entitled to be reimbursed for attorney’s fees incurred by Buyer with respect to such action. Each Party hereby acknowledges and expressly consents to the governing law and exclusive jurisdiction provisions set forth in Section 8.8 with respect to this Section 6.2.
Section 6.3Confidentiality.
(a)Each Seller Party will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with enforcing their respective rights under this Agreement, and promptly deliver to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in such Party’s possession and included in the Contributed Assets. In the event that any Seller Party is requested or required (by oral question or request for information or documents in any Proceeding by any Governmental Authority) to disclose any Confidential Information, such Seller Party will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.3. If such protective order is not obtained, or if and to the extent Buyer waives such prohibition, such Seller Party may make such disclosure. Notwithstanding anything herein to the contrary, each Party to this Agreement (and each employee, representative, and other agent of such Party) may disclose Confidential Information for the purposes of obtaining bona fide Tax or legal advice.
(b)Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), no Seller Party will be held criminally or civilly liable under any federal or state trade secret Law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local Governmental Authority, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of Law or (ii) in a complaint or other filing filed in a Proceeding if such document is made under seal. Further, if any Principal files a lawsuit for retaliation by an employer for reporting a suspected violation of Law, such Principal will be are permitted to disclose the trade secret to such Principal’s attorney and use the trade secret information in the court Proceeding, if such Principal files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, including this Section 6.3, is intended to limit or will be used in any way to limit any Person’s right to communicate or cooperate with, or provide information to, any Governmental Authority, as provided for, protected under, or warranted by applicable Law.
Section 6.4Record Maintenance. Buyer shall maintain any and all records, data, and other information relating to the Business that Seller provides to Buyer and that Seller is required to maintain pursuant to applicable Law (collectively, the “Payment Processing Information”) consistent with Buyer’s current record retention policies. Buyer shall provide access to the Payment Processing Information to Seller (as its sole cost and expense) as Seller may reasonably request from time to time in a manner that does not unreasonably interfere with the business or operations of Buyer or any of its Affiliates.
Section 6.5Transferred Employees.
(a)Effective as of the Closing Date, Seller shall terminate the employment of all the Business Employees. Seller will be solely responsible for any Liabilities relating to such terminations, including any Liabilities under the WARN Act, and any such Liabilities will be deemed an Excluded Liability. Prior to the Closing Date, Buyer (or one of its Affiliates) shall determine, in its sole discretion, which of the Business Employees it desires to employ after the Closing and, except with respect to the Principals, shall make offers of employment to all such Business Employees on substantially the same cash compensation terms as are in effect for such Business Employees prior to the Closing Date, which employment, if accepted by any such Business Employees, shall be effective as of the Closing Date. The Business Employees who accept employment with and become employees of Buyer (or one of its Affiliates) as of the Closing Date are referred to in this Agreement as “Transferred Employees”. Buyer’s or its Affiliate’s offers of employment may, in its sole discretion, take into account the service and duration of employment of such Business Employees with Seller. Seller shall be solely responsible for (i) giving such Business Employees (including any Transferred Employee) all necessary WARN Act notices required of Seller by applicable Law, and (ii) any Liabilities arising from any failure to give any such notices.
(b)Seller shall satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including workers’ compensation, life insurance, medical, and disability programs), under any Benefit Plan brought by, or in respect of all current and former employees of Seller (including any Business Employee), or beneficiary or dependent thereof, that arise out of events occurring on or prior to, or, solely with respect to all current and former employees of Seller other than the Transferred Employees, after, the Closing Date in accordance with the terms and conditions of such programs or applicable Laws or Orders without interruption as a result of the employment by Buyer (or one of its Affiliates) of the Transferred Employees as of the Closing.
(c)As of the Closing, Seller shall pay to each Transferred Employee (i) the amount (as of the Closing Date) of all earned or accrued salary, wages, bonuses, incentive compensation, and any other compensation or payroll items (including deferred compensation) of such Transferred Employee (collectively, “Accrued Compensation”) and (ii) only to the extent required by applicable Law or the PTO or similar policies of Seller, the monetary equivalent (as of the Closing Date) of all earned or accrued unused vacation, personal pay, sick pay, and other paid time off of such Transferred Employee (collectively the “PTO Amounts”). When calculating the Accrued Compensation and PTO Amounts of any Transferred Employee for purposes of this Section 6.5(c), Seller shall not reduce the Accrued Compensation or PTO Amounts of such Transferred Employee if such reduction would not have occurred but for the termination resulting from the consummation of the Transactions, it being the intent of the Parties that such Transferred Employee suffer no loss of any Accrued Compensation or PTO Amounts as a result of such Transferred Employee’s termination in connection with the consummation of the Transactions.

(d)The Parties agree to utilize, or cause their respective Affiliates to utilize, the “standard procedure” set forth in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320 for wage reporting with respect to the Transferred Employees. Seller shall supply Buyer, with respect to all Transferred Employees, all cumulative payroll information as of the Closing. Notwithstanding the foregoing, Buyer shall not assume any Liability with respect to such cumulative payroll information, and all such Liabilities shall be the sole responsibility of Seller and shall be deemed an Excluded Liability. Seller shall pay all such Liabilities as and when due. Each Party shall cooperate in good faith to adopt similar procedures under applicable state, municipal, county, local, foreign, or other Laws.
(e)Notwithstanding anything to the contrary in this Agreement, each Seller Party (on its own behalf, and on behalf of all of its Affiliates, successors, and assigns) hereby releases, waives, and discharges, and agrees not to sue or otherwise pursue, any and all claims, known and unknown, that any Seller Party may have against Buyer (or any of its Affiliates) or any Transferred Employee arising out of or relating to any such Transferred Employee’s employment with Buyer, including all claims arising under any Contract containing any non-competition, confidentiality, or similar provisions.
(f)Seller shall be solely responsible for offering and providing any COBRA coverage to each “M&A Qualified Beneficiary” (as described in Section 54.4980B-9 of the Treasury Regulations, Q&A-4(b)) in connection with the transaction contemplated by this Agreement. Seller will be solely responsible for the provision of (and any Liability relating to) continuation coverage under COBRA as provided for under Sections 601 through 608 of ERISA, Section 4980B of the Code, and Sections 54.4980B-1 through 54.4980B-10 of the Treasury Regulations to all former employees of Seller and any other M&A Qualified Beneficiaries (as defined in Section 54.4980B-9, Q&A-4 of the Treasury Regulations), including any former employees of Seller as of the Closing or those employees who otherwise discontinue service to Seller at or before the Closing as a result of the Transactions.
(g)From and after the Closing Date, Buyer shall use commercially reasonable efforts to cause all of the Transferred Employees to be eligible for and to participate in such employee benefit plans, programs, policies, and arrangements (excluding any bonus or other incentive programs) as made available by Buyer to its similarly situated employees, subject to the terms of such plans, programs, policies, and arrangements (the “Buyer Benefit Plans”). From and after the Closing Date, Buyer shall use commercially reasonable efforts to cause all of the Buyer Benefit Plans to provide that (i) all service of the Transferred Employees completed prior to the Closing Date with Seller or with any ERISA Affiliate of Seller will be recognized under each such Buyer Benefit Plan as if it were service with Buyer for purposes of eligibility to participate in the Buyer Benefit Plans and vesting of benefits thereunder, but not for purposes of benefit accrual under any Buyer Benefit Plan that is a defined benefit plan, (ii) any waiting or eligibility periods or exclusions for pre-existing conditions under the Buyer Benefit Plans that are “welfare benefit plans” (as defined in Section 3(1) of ERISA) be waived (to the extent permitted by the insurer, if any) with respect to such Transferred Employees and their eligible dependents, and (iii) for the year in which the Closing Date occurs, the amount of any year-to-date deductibles incurred by a Transferred Employee prior to the Closing Date under Seller’s plans be credited (to the extent permitted by the insurer, if any) toward satisfaction of any deductibles under the Buyer Benefit Plans that are “welfare benefit plans” (as defined in Section 3(1) of ERISA). The foregoing shall not constitute any commitment, contract, understanding, undertaking or guarantee (express or implied) on the part of Buyer to maintain or establish any Buyer Benefit Plan or on the part of Buyer or Seller to continue the employment of any employee of Seller for any duration.
(h)This Section 6.5 is binding upon and inures solely to the benefit of the Parties, and nothing in this Section 6.5, express or implied, confers upon any other Person (including any Transferred Employee) any rights or remedies of any nature whatsoever under or by reason of this Section 6.5. Nothing in this Section 6.5, express or implied, will be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement, including the Benefit Plans. The Parties acknowledge and agree that the terms set forth in this Section 6.5 do not create any right in any employee of Seller (including any Transferred Employee) or any other Person to any continued employment or engagement with Seller, Buyer, or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.6Tax Matters. All sales, use and other transfer Taxes, if any, arising out of or in connection with the Transactions shall be apportioned in equal parts between Seller, on one hand, and Buyer, on the other hand. Seller shall, at Seller’s expense, timely file all Tax Returns and other documents with respect to such transfer Taxes and timely pay all such transfer Taxes (and Buyer shall cooperate with respect thereto to the extent reasonably necessary); provided that Seller (a) shall provide copies of all such Tax Returns to Buyer no less than 30 days prior to the filing of such Tax Returns, (b) shall make such revisions to such Tax Returns as reasonably requested by Buyer in writing, and (c) shall not file such Tax Returns without the prior written consent of Buyer (such consent not to be unreasonably withheld). In addition, all personal property, real property, ad valorem and other similar Taxes (other than and excluding income Taxes) levied with respect to the Contributed Assets for any taxable period that begins before and ends after the Closing Date (a “Straddle Period”) shall be apportioned between Seller, on one hand, and Buyer, on the other hand, based on the number of days included in such Straddle Period through and including the Closing Date and the number of days included in such Straddle Period after the Closing Date, respectively. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns with respect to Taxes addressed in this Section 6.6.
Section 6.7Public Announcement. Neither any Seller Party, on the one hand, nor Buyer, on the other hand, may issue any press release or otherwise make any public statement with respect to this Agreement, the Transaction Documents, or the Transactions without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed; provided that Buyer may, without the prior written consent of any Seller Party make such public statements or other disclosures as may, upon the advice of counsel, be required by applicable Law, stock exchange requirements, or similar requirements. Notwithstanding the foregoing, Buyer may disclose the terms of this Agreement and the Transactions after the Closing (i) to its authorized representatives, employees, customers, suppliers, equity holders, and affiliates and (ii) to its or its Affiliates, auditors, attorneys, financing sources, potential investors, or other agents or any other Person to whom Buyer discloses such information in the Ordinary Course (so long as such Persons are obligated or instructed to keep such information confidential).
Section 6.8Further Assurances. Each of the Parties shall, at any time after the Closing, at the request of another Party and without further consideration, execute and deliver such additional documents, further instruments of assignment, transfer, or assumption and take such further action as the other may reasonably request to more effectively transfer, reduce to possession, or record title to the Contributed Assets and to carry out the intent of this Agreement and the Transaction Documents and give effect to the Transactions and the Transaction Documents.
Section 6.9Employee Transaction Bonuses.
(a)At the Closing, Buyer shall holdback and retain an amount equal to $3,500,000.00 (the “Transaction Bonus Pool”). Buyer, at the direction of Principals, shall use the Transaction Bonus Pool to (i) make certain transaction bonus payments (the “Transaction Bonus Payments”) to those Transferred Employees, and in such amounts with respect to each such Transferred Employee, as directed by Principals from time to time, in each case, subject to all applicable withholding and other employment Taxes, and (ii) pay the employer’s portion of all withholding and other employment Taxes required in connection with such Transaction Bonus Payments (the “Required Taxes”). Each Transaction Bonus Payment and the Required Taxes shall be paid through Buyer’s or its Affiliate’s ordinary payroll practices and procedures no later than four years after the Closing (the “Transaction Bonus Period”). If any portion of the Transaction Bonus Pool remains at the end of the Transaction Bonus Period (a “Surplus”), Buyer shall promptly pay to Seller an amount equal to the Surplus by wire transfer of immediately available funds to such account or accounts designated in writing by Seller. If the Transaction Bonus Pool is insufficient to make payment of all Transaction Bonus Payments and Required Taxes during the Transaction Bonus Period (a “Deficit”), then Seller shall promptly pay to Buyer an amount equal to the Deficit by wire transfer of immediately available funds to such account or accounts designated in writing by Buyer.
(b)This Section 6.9 is binding upon and inures solely to the benefit of the Parties, and nothing in this Section 6.9, express or implied, confers upon any other Person (including any Transferred Employee) any rights or remedies of any nature whatsoever under or by reason of this Section 6.9. Nothing in this Section 6.9, express or implied, will be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement, including the Benefit Plans. The Parties acknowledge and agree that the terms set forth in this Section 6.9 do not create any right in any employee of Seller (including any Transferred Employee) or any other Person to any continued employment or engagement with Seller, Buyer, or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
Article 7
INDEMNIFICATION
Section 7.1Survival. All representations, warranties, covenants, obligations, and agreements in this Agreement, and the right to commence any claim with respect thereto, will survive the Closing and the consummation of the Transactions and continue in full force and effect for the time periods set forth in Section 7.4(a) and Section 7.4(b).
Section 7.2Indemnity by Seller Parties. Subject to the terms and conditions of this Article 7, each Seller Party shall, jointly and severally, indemnify and hold harmless Buyer and its members, managers, officers, employees, agents, representatives, Affiliates, successors, and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses asserted against, resulting to, imposed upon, or incurred or suffered by any of the Buyer Indemnified Parties based upon, arising out of, or with respect to any of the following:
(a)any inaccuracy in any of the representations and warranties made by any Seller Party in this Agreement or the Seller Transaction Documents (other than any Seller Fundamental Representation);
(b)any inaccuracy in any of the Seller Fundamental Representations;
(c)any breach or nonfulfillment of any covenant or agreement of any Seller Party in this Agreement or the Seller Transaction Documents;
(d)any and all Taxes (including all associated penalties, additions to tax, and interest) relating to the Business or Contributed Assets for all taxable periods ending before the Closing Date and the portion through the end of the day immediately before the Closing Date for any taxable period that includes (but does not end on) such day;
(e)the Excluded Liabilities;
(f)any Outstanding Transaction Expenses or Closing Indebtedness;
(g)any other Liability arising out of the ownership and operation of the Business or the Contributed Assets at or prior to the Closing; or
(h)any of the matters set forth on Annex B.
Section 7.3Indemnity by Buyer. Subject to the terms and conditions of this Article 7, Buyer shall indemnify and hold harmless each Seller Party and their respective managers, officers, employees, agents, representatives, Affiliates, successors, and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses asserted against, resulting to, imposed upon, or incurred or suffered by any of the Seller Indemnified Parties based upon, arising out of, or with respect to any of the following:
(a)any inaccuracy in any of the representations or warranties made by Buyer in this Agreement or the Buyer Transaction Documents (other than any Buyer Fundamental Representation);
(b)any inaccuracy in any of the Buyer Fundamental Representations;

(c)any breach or nonfulfillment of any covenants or agreements of Buyer in this Agreement or the Buyer Transaction Documents; or
(d)the Contributed Liabilities.
Section 7.4Limitations on Losses.
(a)No Seller Party will have any Liability under Section 7.2(a) unless, on or before the 12-month anniversary of the Closing Date, Buyer notifies Seller in writing of a claim or potential claim with respect thereto, specifying the factual basis of such claim or potential claim in reasonable detail to the extent then known by Buyer. No Seller Party will have any Liability under Section 7.2(d) unless, on or before the date that is 60 days after the expiration of the applicable statute of limitations (including extensions or waivers thereof), Buyer notifies Seller in writing of a claim or potential claim with respect thereto specifying the factual basis of such claim or potential claim in reasonable detail to the extent then known by Buyer. Any claim or potential claim with respect to Section 7.2(c) will survive for the time period specified in the applicable underlying covenant or agreement or, if no time period is so specified, for the maximum amount of time permitted by Delaware Code Section 8106(c), and Buyer will be entitled to notify Seller in writing of any claim or potential claim thereunder at any time prior thereto by specifying the factual basis of such claim or potential claim in reasonable detail to the extent then known by Buyer. Any claim or potential claim with respect to Section 7.2(b), Section 7.2(e), Section 7.2(f), Section 7.2(g), or Section 7.2(h) will survive for the maximum amount of time permitted by Delaware Code Section 8106(c), and Buyer will be entitled to notify Seller in writing of any claim or potential claim thereunder at any time prior thereto by specifying the factual basis of such claim or potential claim in reasonable detail to the extent then known by Buyer.
(b)Buyer will have no Liability under Section 7.3(a) unless, on or before the 12-month anniversary of the Closing Date, Seller Parties notify Buyer in writing of a claim or potential claim with respect thereto, specifying in reasonable detail the factual basis of such claim or potential claim in reasonable detail to the extent then known by any Seller Party. Any claim or potential claim with respect to Section 7.3(c) will survive for the time period specified in the applicable underlying covenant or agreement or, if no time period is so specified, for the maximum amount of time permitted by Delaware Code Section 8106(c), and Seller Parties will be entitled to notify Buyer in writing of any claim or potential claim thereunder at any time prior thereto by specifying the factual basis of such claim or potential claim in reasonable detail to the extent then known by any Seller Party. Any claim or potential claim with respect to Section 7.3(b) or Section 7.3(d) will survive for the maximum amount of time permitted by Delaware Code Section 8106(c), and Seller Parties will be entitled to notify Buyer in writing of any claim or potential claim thereunder at any time prior thereto by specifying the factual basis of such claim or potential claim in reasonable detail to the extent then known by any Seller Party.
(c)No Seller Party will have any Liability respect to any claim for Losses under Section 7.2(a) unless and until the Indemnified Party has suffered an aggregate amount of Losses indemnifiable thereunder in excess of $350,000.00 (the “Deductible”) and, thereafter, Seller will be liable for all such Losses in excess of the Deductible up to the Cap. The aggregate liability of Seller Parties with respect to any claim for Losses under Section 7.2 shall be limited to a maximum amount equal to the Purchase Price payable by Buyer hereunder (the “Cap”).
(d)Buyer will have no Liability with respect to any claim for Losses under Section 7.3(a) unless and until the Indemnified Party has suffered an aggregate amount of Losses indemnifiable thereunder in excess of the Deductible and, thereafter, Buyer will be liable for all such Losses in excess of the Deductible up to the Cap. The aggregate Liability of Buyer with respect to any claim for Losses under Section 7.3 shall be limited to a maximum amount equal to the Cap.
(e)No Indemnifying Party will be liable to any Indemnified Party under this Article 7 for punitive damages unless punitive damages are paid or payable with respect to a Third-Party Claim.
(f)Notwithstanding anything contained in this Agreement to the contrary, none of the limitations on liability set forth in this Section 7.4 will apply with respect to claims for fraud or intentional misrepresentation.

Section 7.5Other Guidelines. The following provisions will apply to any claim for Losses under this Article 7 notwithstanding any other provision of this Agreement to the contrary:
(a)The right of any Party to indemnification, payment of Losses, or other remedies will not be affected in any way by any investigation conducted or knowledge (whether actual, constructive, or imputed) acquired at any time by such Party with respect to the accuracy or inaccuracy of or compliance with or performance of, any representation, warranty, covenant, agreement, or obligation or by the waiver of any condition.
(b)For the purposes of determining the existence of any breach of a representation or warranty made by any Party hereunder and for the purposes of determining Losses with respect thereto, each such representation and warranty will be deemed made without any qualifications or limitations regarding materiality and, without limiting the foregoing, the word “material,” “materially,” and words of similar import will be deemed deleted from any such representation or warranty.
(c)The Parties intend for each representation, warranty, covenant, obligation, and agreement contained in this Agreement to have independent significance. If any inaccuracy exists in, or any Party has breached, any representation, warranty, covenant, obligation, or agreement contained in this Agreement in any respect, the fact that there exists another representation, warrant, covenant, agreement, or obligation relating to the same subject matter (regardless of the relative levels of specificity) that is accurate or such Party has not breached will not detract from or mitigate the fact that an inaccuracy exists in, or such Party is in breach of, such first representation, warranty, covenant, obligation, or agreement.
(d)Each Indemnified Party shall use commercially reasonable efforts to recover any Losses otherwise indemnifiable under this Article 7 under insurance policies until the insurer of such policies denies coverage (and there is no reasonable basis to challenge such denial as determined by the applicable Indemnified Party in its sole discretion) or until the applicable policy limit has been paid in full; provided that nothing in this Agreement (including this Section 7.5(d)) will require any Indemnified Party to seek recovery under such insurance policies prior to seeking recovery through indemnification under this Article 7.
Section 7.6Claim Procedures.
(a)If any Indemnified Party receives notice of the assertion or commencement of any Action or other notice made or brought by or on behalf of any Person who is not a Party or an Affiliate of a Party (each a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, then such Indemnified Party shall give the Indemnifying Party prompt written notice of such Third-Party Claim. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of the Indemnifying Party’s indemnification obligations. Such notice by the Indemnified Party must describe the Third-Party Claim in reasonable detail and must indicate the estimated amount of the Losses that have been or could be sustained by the Indemnified Party (or a statement to the effect that the estimated amount of such Losses is not reasonably practicable).
(b)Except as otherwise provided in this Section 7.6(b), the Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party within 30 days after being notified of a Third-Party Claim by the Indemnified Party in accordance with Section 7.6(a) and unconditionally acknowledging in writing the Indemnifying Party’s indemnification obligations to the Indemnified Party with respect to such Third-Party Claim, to assume the defense of such Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel (such counsel must be reasonably acceptable to the Indemnified Party), and the Indemnified Party shall cooperate in good faith in such defense. If the Indemnifying Party assumes the defense of such Third-Party Claim in accordance with the immediately preceding sentence, then the Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by the Indemnified Party subject to the Indemnifying Party’s right to control the defense thereof and, in any event, the Indemnifying Party shall keep the Indemnified Party fully apprised as to the status of such defense. If the Indemnifying Party assumes the control of the defense of the applicable Third-Party Claim in accordance with this Section 7.6(b), the Indemnifying Party shall not enter into a settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned, or delayed). The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim.
(c)Notwithstanding anything in this Agreement to the contrary, including Section 7.6(b), the Indemnifying Party will not be entitled to assume and control the defense of any Third-Party Claim if (i) the claim for indemnification is based upon, arises out of, is with respect to, or is by reason of any criminal or quasi-criminal Action, (ii) the relief sought in connection with the Third-Party Claim is not solely monetary damages, (iii) the Third-Party Claim relates to or is otherwise in respect of Taxes for which Buyer or any of its Affiliates may be liable, (iv) the Indemnified Party has additional defenses not otherwise available to the Indemnifying Party or there is a conflict of interest with respect to the Third-Party Claim between the Indemnified Party and the Indemnifying Party, as determined in good faith by the Indemnified Party, (v) the Indemnified Party has determined in good faith that an adverse determination with respect to the Third-Party Claim would materially harm or injure the Indemnified Party’s businesses or reputation, or (vi) the amount of Losses with respect to the Third-Party Claim could reasonably exceed the Initial Cap (as determined by the Indemnified Party in good faith).
(d)Any claim by an Indemnified Party on account of Losses that do not result from a Third-Party Claim (a “Direct Claim”) must be asserted by the Indemnified Party promptly delivering a written notice to the Indemnifying Parties with respect thereto. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of the Indemnifying Party’s indemnification obligations. Such notice by the Indemnified Party must describe the Direct Claim in reasonable detail and must indicate the estimated amount of the Losses that have been or could be sustained by the Indemnified Party (or a statement to the effect that the estimated amount of such Losses is not reasonably practicable). The Indemnifying Party will have 60 days after delivery of the applicable Claim Notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 60-day period, then the Indemnifying Party will be deemed to have rejected such Direct Claim in all respects, in which case the Indemnified Party will be entitled to pursue such remedies as are available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 7.7Payment of Claims.
(a)Any indemnification owing by Seller Parties pursuant to Section 7.2 for Losses will be recovered (i) first, from the Escrow Amount (and Buyer and Seller Parties shall provide the Escrow Agent with joint written instructions for the release of such funds in accordance with the Escrow Agreement), (ii) second, by exercise of the set off rights afforded to Buyer in Section 7.7(b), (iii) third, by delivery of Surrendered Units in accordance with Section 7.7(c), and (iv) fourth, to the extent Losses remain after applying subsections (i) through (iv), from Seller Parties, jointly and severally, by payment in cash of immediately available funds no later than 10 Business Days after resolution of the applicable claim for indemnification.
(b)If payment of any Losses by Seller Parties is required pursuant to Section 7.7(a)(ii), then Buyer shall set off (or hold-back pending resolution of the related claim or potential claim) the amount of any unresolved claim for Losses payable by any Party to any Buyer Indemnified Party, in each case, against any amount payable by Buyer to any Seller Party or any other Seller Indemnified Party under this Agreement, including pursuant to Section 2.3, or under the A&R LLC Agreement (including any distributions otherwise payable to Seller thereunder). All amounts set off or held back in accordance with this Section 7.7(b) will be deemed paid to the applicable Seller Party or other Seller Indemnified Party, and no set off or hold back effectuated in accordance with this Section 7.7(b) will constitute or be deemed to constitute a breach of any of Buyer’s obligations under this Agreement or any other Transaction Document.
(c)If payment of any Losses by Seller Parties is required pursuant to Section 7.7(a)(iii), then such payment shall be made by delivery of that number of Class B Units held by Seller Parties with an aggregate Fair Market Value (as defined in the A&R LLC Agreement) equal to the amount of such Losses (the “Surrendered Units”). In such an event, each Seller Party shall cause the Surrendered Units to be delivered to Buyer in satisfaction of such Seller Party’s obligations hereunder by executing and delivering all transfer powers, assignment agreements, and other documentation reasonably requested by Buyer, each in form and substance acceptable to Buyer, evidencing and effecting the transfer to Buyer of such Surrendered Units, and authorizes Buyer to transfer such Surrendered Units to Buyer on the books of Buyer (including by amending the A&R LLC Agreement as necessary to do so). Notwithstanding the foregoing, if any Seller Party fails to cause the Surrendered Units to be delivered in satisfaction of such Seller Party’s obligations hereunder, then, without any further action by such Seller Party, Buyer, or any other Person, such Seller Party shall automatically forfeit all of such Seller Party’s rights, title, and interest in and with respect to the Surrendered Units, and Buyer shall be deemed the owner of the Surrendered Units for all purposes.
(d)Any Losses payable to a Seller Indemnified Party pursuant to Section 7.3 will be satisfied by Buyer by payment in cash of immediately available funds no later than ten Business Days after resolution of the applicable claim for indemnification.
Section 7.8Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Article 8
MISCELLANEOUS
Section 8.1Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay all of its own fees, costs, and expenses (including attorneys’ and advisors’ fees, costs, and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder, and the consummation of the Transactions.
Section 8.2Entire Agreement. This Agreement and the other Transaction Documents constitute the entire understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, between the Parties with respect to such subject matter.
Section 8.3Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will be, for that jurisdiction, ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or provision of this Agreement is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to give effect to the original intent of the Parties as closely as possible in a mutually acceptable manner so that the Transactions are consummated as originally contemplated to the greatest extent possible.
Section 8.4Notices. Any notice or other communication required or permitted under this Agreement will be deemed made (a) upon receipt by the receiving Party if delivered in writing and served by personal delivery; (b) upon receipt by the receiving Party if delivered by email at the address set forth below, provided the notifying Party does not receive any notice of non-delivery in connection therewith; or (c) three Business Days after postage or deposit, as applicable, if delivered by certified mail, registered mail, or courier service, return-receipt requested, to the Persons and addresses indicated below:
If to Buyer, to:

Priority Payment Systems, LLC
2001 Westside Parkway, Suite 155,
Alpharetta, Georgia 30004
Attention: Brad Miller, General Counsel
Email: brad.miller@prth.com

with a copy (which will not constitute notice) to:

Maynard Nexsen PC

1901 6th Avenue North, Suite 1700
Birmingham, Alabama 35203
Attention: Michel Marcoux and Mike Evans
Email: mmarcoux@maynardnexsen.com and mevans@maynardnexsen.com

If to any Seller Party, to:

DSMJV, LLC
176 April Waters Drive North
Montgomery, Texas 77356
Attention: Amberly Allen
Email: amberly@dimarketing.net

with a copy (which will not constitute notice) to:

Zahara Alarakhia, Esq.
4447 N. Central Expy., Suite 110-216
Dallas, Texas 75205
Email: zahara@paymentslawgroup.com

Each Party may change its address and contact information for notices under this Agreement by providing the other Parties with notice of such change pursuant to this Section 8.4.
Section 8.5Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests, duties, or obligations under this Agreement may be assigned or delegated by any Party without the prior written consent of the other Parties; provided that Buyer may assign in whole or in part its rights and obligations pursuant to this Agreement (a) to one or more of its Affiliates, (b) in connection with a merger or consolidation involving Buyer, or in connection with a sale of substantially all of the equity or assets of Buyer or other disposition of substantially all of the Business, and (c) to any source of financing for as collateral purposes. Any purported assignment in violation of the terms hereof will be null and void ab initio.
Section 8.6Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Buyer and Seller Parties. Waiver of any provision of this Agreement by any Party will only be effective if in writing and will not be construed as a waiver of any subsequent breach or failure of the same provision or a waiver of any other provision of this Agreement.
Section 8.7Counterparts; Electronic Signatures. The Parties may execute this Agreement in one or more counterparts, each of such counterparts will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the United States Federal ESIGN Act of 2000, e.g., www.docusign.com) will constitute effective execution and delivery of this Agreement by the Parties. Signatures of the Parties transmitted by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the United States Federal ESIGN Act of 2000, e.g., www.docusign.com) will be deemed original signatures for all purposes.
Section 8.8Governing Law; Venue; Waiver of Jury Trial.
(a)This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or any other Transaction Document, or the negotiation, execution, or performance of this Agreement or any other Transaction Document

(including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by the internal Laws of the State of Delaware, without giving effect to its conflict of law principles.
(b)Any Proceeding seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the Transactions may only be brought in the courts in the State of Delaware, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party in accordance with the notice provisions in Section 8.4 will be effective service of process on such Party.
(c)EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (I) ACKNOWLEDGES THAT SUCH PARTY AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.
Section 8.9Specific Performance. Each Party acknowledges that the Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available upon the breach of any such covenants or agreements, each of the Parties shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at Law or in equity, as a remedy for any such breach or threatened breach. Each Party further agrees that no Party or any other Person will be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
Section 8.10Rules of Construction.
(a)Except as otherwise explicitly specified in this Agreement to the contrary, (i) references to an Article, Section, Annex, or Exhibit, mean an Article or Section of, or Annex or Exhibit to, this Agreement, unless another agreement is specified; (ii) the word “including” will be construed as “including, without limitation”; (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole; (iv) words in the singular or plural form include the plural and singular form, respectively; (v) pronouns will be deemed to refer to the masculine, feminine, or neuter, as the identity of the Person or Persons requires; (vi) the words “asset” and “property” will be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts, contract rights, and real and personal property; (vii) references to a particular Person include such Person’s successors and permitted assigns; (viii) references to a particular statute, rule, or regulation include all rules and regulations thereunder and any predecessor or successor statutes, rules, or regulations, in each case as amended or otherwise modified from time to time; (ix) references to a particular agreement, document, instrument, or certificate mean such agreement, document, instrument, or certificate as amended, supplemented, or otherwise modified from time to time if permitted by the provisions thereof; (x) references to “Dollars” or “$” are references to United States Dollars; (xi) references to “written” or “in writing” include electronic form; (xii) any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) will be interpreted as a reference to a calendar day or number of calendar days; and (xiii) the words “shall” and “will” have the same meaning.
(b)The headings of Articles, Sections, Annexes, and Exhibits of this Agreement and the Seller Disclosure Letter are provided for convenience only and will not affect the construction or interpretation of this Agreement. The Annexes and Exhibits hereto, along with the Seller Disclosure Letter, are incorporated into this Agreement as if fully set forth herein.
(c)The information included in the Seller Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information included in the Seller Disclosure Letter will be deemed an admission by any Seller Party to any Person of any matter, including with respect to any violation of Law or breach of any agreement. Each section of the Seller Disclosure Letter qualifies only the particular provision of this Agreement that makes explicit reference to such section and no disclosure on any one section of the Seller Disclosure Letter will be deemed to be disclosed on any other section of the Seller Disclosure Letter, except to the extent that it is reasonably apparent on the face of a particular section of the Seller Disclosure Letter that information disclosed in such section is applicable to another section of the Seller Disclosure Letter. No Party may use the fact of the inclusion of any information in the Seller Disclosure Letter in any disagreement, dispute, or controversy between the Parties to show that any such information is or is not material.
(d)When reference is made herein to information or documents that have been “delivered”, “provided”, or “made available” to Buyer, it means that such information or documents were contained in the virtual data room established for the Transactions at least five Business Days prior to the Closing Date.
(e)If any period for giving notice or taking action under this Agreement expires on a day that is not a Business Day, the time period will be automatically extended to the Business Day immediately following such day. When calculating the period of time before which, within which, or following which any act will be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.
(f)The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
(g)The preamble and recitals to this Agreement are incorporated into this Section 8.10(g) as if fully set forth herein.
(h)Capitalized terms used but not otherwise defined herein have the meanings set forth on Exhibit A.
Section 8.11No Third Party Liability. Notwithstanding anything in this Agreement to the contrary, but subject to Section 2.3(f), all claims or causes of action (whether in contract, in tort, in equity, or otherwise) that could be based upon, arise out of, or relate to this Agreement or any of the other Transaction Documents, or the negotiation, execution, or performance of this Agreement or any of the other Transaction Documents (including any representation or warranty made) or the Transactions, and any remedies in respect thereof, may only be made or pursued (a) by or against the Persons who are expressly identified as parties hereto or thereto, as applicable, and (b) against Seller Parties by the express third party beneficiaries to Section 2.3(f) as provided therein.
[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Agreement as of the date first set forth above.
BUYER

Priority DMS, LLC

By:
Name:
Title:

SELLER

DMSJV, LLC

By:
Name:
Title:

PRINCIPALS

Amberly Allen

Laura Sherman

Solely for the purposes of Section 1.1:
PARENT
Priority Payment Systems, LLC

By:
Name:
Title:

Signature Page to Asset Purchase and Contribution Agreement

Exhibit A
Defined Terms
“Affiliate” with respect to any specified Person, means any Person that controls, is controlled by, or is under common control with, directly or indirectly, such specified Person, and, if the Person referred to is a natural Person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“AI Development Tools” means both (a) third party AI Technology and (b) third party services that utilize AI Technologies, in each case, to generate content or output (including data, text, pictures, images, art, sounds, videos, Software, code, designs, specifications, and other content) based upon a prompt or other input, including ChatGPT, Co-Pilot, and other similar generative AI tools and services, whether publicly or privately available.
“AI Technology” means any technology in the deep learning, machine learning, natural language processing (or large language models), or other artificial intelligence fields, including any technology that involves the use of software algorithms, neural networks, or models to analyze input data, learn from that data, and then make decisions or predictions based on that learning.
“Ancillary Services Fees” means all fees received by Seller in connection with the Business for performing the Ancillary Services for Merchants pursuant to the Merchant Agreements, including annual fees, merchant club fees, and wireless fees.
“Business Day” means any day other than a Saturday, a Sunday, or other day on which commercial banks in the State of Georgia are authorized or required by Law to close.
“Business Intellectual Property” means all Intellectual Property owned, used, or held for use in, or necessary to conduct, the Business, including the Owned Intellectual Property.
“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Section 5.1 (Organization; Good Standing), Section 5.2 (Authority; Enforceability), Section 5.3 (No Conflicts), and Section 5.5 (Brokers and Finders).
“Card Associations” means MasterCard International, Inc., VISA International, Inc., VISA USA, Inc., and any other card association, debit card network, or similar entity with whom Seller or Processor has a sponsorship agreement.
“Chargebacks” means, collectively, any trailing chargebacks, Card Association fines or penalties, charge-offs, and merchant losses related to or arising from Seller’s operation of the Business prior to the Closing Date.
“Closing Indebtedness” means the amount of Indebtedness of Seller, or otherwise related to the Business, outstanding as of the Closing.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
Exhibit A-1

“Code” means the Internal Revenue Code of 1986.
“Confidential Information” means information regarding the terms of the Transactions and any information with respect to the Contributed Assets that any Seller Party has treated as proprietary and that it does not in the Ordinary Course disclose to any Person outside of Seller, excluding any information that (a) is in the public domain at the time of disclosure, (b) is published or otherwise comes into the public domain after its disclosure through no violation of this Agreement, (c) is disclosed to the recipient by a third party not under an obligation of confidence, or (d) is already known by the recipient at the time of its disclosure as evidenced by written documentation of the recipient existing prior to such disclosure.
“Contract” means all contracts (written or oral), arrangements, understandings, obligations, commitments, leases, licenses, instruments, and other agreements (including any amendments and other modifications thereto) that are in effect and are legally binding.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means Georgia Banking Company.
“Escrow Amount” means an amount equal to $2,625,000.00.
“Fundamental Representations” means the Seller Fundamental Representations and the Buyer Fundamental Representations.
“Governmental Authority” means any agency, board, bureau, court, commission, department, instrumentality, or administration of the United States government, any state government, or any local or other governmental body in a state, territory, or possession of the United States or the District of Columbia.
“Indebtedness” means (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture, or other debt securities, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current Liabilities incurred in the Ordinary Course, such as loss liability arising from agreements with Subagents, referral partners and Merchants), (d) any obligations under capitalized leases with respect to which a Person is liable as obligor, (e) any indebtedness secured by a Lien on a Person’s assets, (f) any distributions, loans or advances payable to any of such Person’s Affiliates, members, shareholders, or partners as of the Closing that are not paid at Closing, (g) all obligations of a Person in respect of performance bonds, banker’s acceptances and letters of credit, including standby letters of credit, (h) all obligations under derivative, hedging, swap, foreign exchange or similar instruments, (i) any accrued interest, prepayment penalties, and premiums on any of the foregoing, and (j) any of the foregoing of any Person for the payment of which a Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety, or otherwise, including guarantees of such obligations or that is secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of a Person.
“Inbound Licenses” means each Contract (excluding licenses for generally commercially available Software in executable code form or any Open Source Software) pursuant to which Seller has licensed or otherwise received rights under or with respect to any Intellectual Property owned by a third
Exhibit A-2

party, including covenants not to sue, non-assertion provisions, or releases or immunities from suit that relate to Intellectual Property.
“Indemnified Party” means any of the Buyer Indemnified Parties or Seller Indemnified Parties seeking indemnification under Article 7.
“Indemnifying Party” means the Party from whom indemnification is sought by the Indemnified Party under Article 7.
“Intellectual Property” means any of the following used in connection with the Business, if any: (a) patents and applications for patents as well as any reissues, continuations, continuations in part, divisions, revisions, extensions, or reexaminations thereof (“Patents”); (b) registered and unregistered trademarks, service marks, and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks (“Trademarks”); (c) registered and unregistered copyrights and mask works, and applications for registration of either (“Copyrights”); (d) internet domain names, applications and reservations therefor, uniform resource locators, and the corresponding Internet sites (including any content and other materials accessible or displayed thereon); (e) trade secrets; and (f) intellectual property and proprietary information not otherwise listed in (a) through (e) above, including unpatented inventions, works of authorship, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, certification marks, trade dress, brand names, slogans, logos, advertising material, know-how, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type.
“Knowledge” means the actual knowledge of Principals and the knowledge that would have been acquired by such Persons after making reasonable inquiry in the matter in question (including inquiry of direct reports who are reasonably expected to have knowledge of the matter in question).
“Law” means any statute, law, ordinance, rule, regulation, order, code, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.
“Liability” means liability, loss, damage, cost, or expense (including reasonable attorneys’ fees), in each case, whether direct or indirect, accrued or not accrued, contingent or absolute, known or unknown, determined, determinable or otherwise, whenever or however arising.
“Liens” means all mortgages, liens (statutory or otherwise), security interests, claims, pledges, options, conditional sales contracts, assessments, levies, easements, reservations, encroachments, hypothecations, restrictions, rights-of-way, charges, rights of refusal, or similar encumbrances.
“Losses” means all losses, obligations, deficiencies, Liabilities, actions, claims, causes of actions, damages, demands, penalties, fines, judgments, awards, Taxes, costs, expenses, and fees (including reasonable attorneys’ fees and expenses and costs of investigation or remediation), in each case, whether arising out of a Third-Party Claim, Direct Claim, or otherwise.
“Merchant” means any merchant party to a Merchant Agreement.
“Merchant Agreement” means all agreements between a Merchant and a Processor entered into in connection with the Business.
Exhibit A-3

“Open Source Software” means Software that is licensed, distributed, or conveyed as “open source software”, “free software”, “copyleft”, or under a similar licensing or distribution model.
“Order” means any order, judgment, ruling, injunction, assessment, award, decree, directive, charge, receivable, or writ, whether issued legislatively, judicially, or administratively, of any Governmental Authority.
“Ordinary Course” means the ordinary course of the Business, consistent with past practice, including with regard to nature, frequency, and magnitude, but in all events excluding any (a) breach of Contract or warranty, (b) infringement, (c) professional error or omission, (d) act or event creating a severance obligation, wrongful discharge claim, or similar Liability, (e) tort, or (f) violation of any requirement under applicable Law.
“Outbound License” means each Contract under which Seller has granted, licensed, disclosed, or provided any Owned Intellectual Property to third parties, including any Contracts containing covenants not to sue, non-assertion provisions, or releases or immunities from suit that relate to Owned Intellectual Property or, in each case, the option to do any of the foregoing.
“Outstanding ROFRs” means each of the rights of first refusal and similar rights contained in the Processing Agreements, including in (a) that certain Independent Sales Organization Processing Agreement dated January 6, 2022, between Seller and Defyne Holdings, LLC and (b) that certain Agent Agreement dated February 5, 2020, between Seller and NorthAB, LLC, d/b/a North.
“Outstanding Transaction Expenses” means any fees, costs, and expenses incurred or subject to reimbursement by any Seller Party, in each case, in connection with the Transactions, including (a) the fees, costs, and expenses of brokers, counsel, accountants, or other advisors or service providers of any Seller Party; (b) payments by any Seller Party relating to any transaction bonus, success bonus, retention, severance, single-trigger and double-trigger change-of-control, or other similar payments made or become payable to any present or former employee, director, officer, or consultant of Seller following the Closing, as a result of, or in connection with, in whole or in part and whether alone or in connection with any other event, the Transactions, plus Seller’s share of applicable employment Taxes arising therefrom and any gross-up or similar payments as a result of such payments; (c) any fees payable in connection with the transfer and assignment of any of the Assumed Contracts as contemplated by this Agreement; and (d) 50% of any fees payable to the Escrow Agent under the Escrow Agreement, in each case, that are unpaid as of the Closing.
“Owned Intellectual Property” means all Intellectual Property that is owned, controlled, purported to be owned (in each case whether owned singularly or jointly with any third party), or filed by, assigned to, or held in the name of Seller.
“Ownership Percentages” means (a) 70% for Allen and (b) 30% for Sherman.
“Parent Subscription Agreement” means any written agreement or agreements under which Buyer will exchange Class A Units for cash or property that (a) is entered into or becomes binding after the execution of this Agreement and before the Closing, and (b) is not a transfer to Buyer described in Treasury Regulations Section 1.351-1(a)(ii).
“Permitted Liens” means (a) liens for Taxes not yet due and payable or that are being contested in good faith, (b) liens arising by operation of law securing the rights of materialmen, mechanics, vendors, carriers, workmen, repairmen, warehousemen, landlords, and like Persons, all of which are for amounts
Exhibit A-4

not yet due and payable, or that are being contested in good faith, or (c) security interests created in favor of Sponsor Banks and payment processors in the Ordinary Course.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, non-business organization, labor union or Governmental Authority.
“Personal Information” means information, in any form, that could be used (alone or in combination with other information) to directly or indirectly identify, contact or track an individual, including information covered by any Laws relating to the security, privacy, or processing of personal information in any form.
“Portfolio” means Seller’s entire portfolio of Merchants comprised under the Processing Agreements whereby Seller receives a recurring revenue from the applicable Processor.
“Privacy Laws/Policies” means Laws, terms of use (or other contractual commitments or obligations), rules, regulations, guidelines, procedures, or policies (including those of Seller) related to privacy, data protection, data security, or the collection, storage, handling, disclosure, transfer, or use of Personal Information collected, stored, used, or held for use by or on behalf of Seller.
“Proceeding” means any legal proceeding, lawsuit, litigation, action, or investigation commenced, conducted, or pending before any Governmental Authority.
“Processing Agreements” means all agreements between Seller and the Processors entered into in connection with the Business, including (a) that certain Independent Sales Organization Processing Agreement dated January 6, 2022, between Seller and Defyne Holdings, LLC and (b) that certain Agent Agreement dated February 5, 2020, between Seller and NorthAB, LLC, d/b/a North.
“Revenue Agreements” means, collectively, Processing Agreements, Subagent Contracts, and other Contracts between Seller (or any Principal as it relates to the Business) and referral partners relating to Seller’s or the Business’s recurring revenue.
“Rules” means the rules, bylaws, regulations, decrees, and requirements that are promulgated by the Card Associations, any debit network, and the National Automated Clearing House Association (“NACHA”) (including Payment Card Industry Data Security Standards, Visa’s Cardholder Information Security program, MasterCard’s Site Data Protection program, Discover Network’s Debit and Prepaid Operating Regulations, and the NACHA Rules), and any applicable federal, state and local government, department or agency having jurisdiction over the activities of a Sponsor Bank, including those of the Federal Trade Commission and to which Seller is subject.
“Seller Disclosure Letter” means that certain letter to Buyer, dated as of the Closing Date, duly delivered by Seller Parties setting forth, among other items, those matters required, necessary, or appropriate to be disclosed by Seller Parties either in response to an express disclosure requirement contained in this Agreement or as an exception to one or more of the representations, warranties, obligations, or agreements in this Agreement.
“Seller Fundamental Representations” means the representations and warranties of Seller Parties contained in Section 4.1 (Organization; Good Standing), Section 4.2 (Authority; Enforceability), Section 4.3 (No Conflicts), Section 4.4 (Assets), Section 4.5 (Capitalization and Indebtedness), Section
Exhibit A-5

4.14 (Taxes), Section 4.16 (Employee Benefits), Section 4.18 (Related Party Transactions), and Section 4.19 (Brokers and Finders).
“Sponsor Bank” means a federal or state-chartered bank that is a member of the Card Associations and that has an agreement with a Processor pursuant to which such bank sponsors Processor’s payment processing activities pursuant to the Rules.
“Subagent Contract” means all of the Contracts entered into by Seller with Subagents in connection with the operation of the Business.
“Subscription Agreement” means the Parent Subscription Agreement and Seller Subscription Agreement.
“Tax” means any (a) federal, state, local or non-U.S. taxes, assessments, duties or similar charges in the nature of a tax, including any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, imputed underpayment, environmental, natural resources, customs, duties, social security, unemployment, disability, payroll, license, withholding sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, and (b) any liability with respect to any items described in clause (a) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, United States Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.
“Tax Return” means all federal, state, provincial, local, provincial, and foreign Tax returns, declarations, statements, reports, schedules, forms, and information returns and any amended Tax return relating to Taxes.
“Transaction Documents” means, collectively, the Seller Transaction Documents and the Buyer Transaction Documents.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Contribution and Exchange.
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local law.
Exhibit A-6

Annex A
Earnout Methodology
See attached.

Annex A-1

Annex B
Indemnification Matters
None.

Annex B-1